Exhibit 10.57

TRI-RAIL DOWNTOWN MIAMI LINK
ACCESS, OPERATING AND FUNDING AGREEMENT

by and among

FLORIDA EAST COAST RAILWAY, L.L.C.,

ALL ABOARD FLORIDA-OPERATIONS LLC and the

SOUTH FLORIDA REGIONAL TRANSPORTATION AUTHORITY

Table of Contents

Definitions
Section I.	Transaction Milestones
Section II.	Scope of Operating Rights
Section III.	Use of Corridor, Viaduct/Station Segment and MiamiCentral Station
Section IV.	Track and Station Maintenance
Section V.	Lease, Easement Agreement and Bill of Sale
Section VI.	Design and Construction of Station and Track Improvements
Section VII.	FDG Flagler Station II LLC (i.e. Parallel Infrastructure)
Section VIII.	Liability and Insurance
Section IX.	Default/Remedies
Section X.	Term
Section XI.	Dispute Resolution
Section XII.	Assignment
Section XIII.	Compliance with Applicable Law and Rules
Section XIV.	Compliance with Combined Operating and Safety Rules
Section XV.	General
Section XVI.	Financing of the Tri-Rail Improvements
Section XVII.	Notices
Section XVIII.	Casualty Losses
Section XIX.	Capital Improvements
Section XX.	Abandonment and Sale of the Corridor
Section XXI.	Representations and Warranties
Section XXII.	Miscellaneous

List of Exhibits

Exhibit A	Description of Tri-Rail Improvements and the Corridor
Exhibit A-1	Tri-Rail Trackage Improvements
Exhibit A-2	The MiamiCentral Project
Exhibit B	Cost of Tri-Rail Station Improvements and Contributions by SFRTA and Local Funding Partners
Exhibit C	Cost of Tri-Rail Trackage Improvements
Exhibit D	Operations and Maintenance Costs and MiamiCentral Station Common Area Maintenance Costs
Exhibit E	SFRTA Payment Procedures and Payment Dispute Resolution Process
Exhibit F	VTMI Cost Proposal
Exhibit G	AAF and FECR Format
Exhibit H	Development Agreement
Exhibit I	Easement Agreement/Lease Issues and Drawing
Exhibit J	Description of Excess Liability Insurance Policies
Exhibit K	Track Charts for Viaduct/Station Segment
Exhibit L	Letter Dated April 25, 2014, from Jack Stephens to Vincent Signorello

TRI-RAIL DOWNTOWN MIAMI LINK
ACCESS, OPERATING AND FUNDING AGREEMENT

This TRI-RAIL DOWNTOWN MIAMI LINK ACCESS, OPERATING AND FUNDING AGREEMENT (the “Agreement”) is made as of the Effective Date (as defined herein) by and among FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company whose address is 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256 (“FECR”), ALL ABOARD FLORIDA-OPERATIONS LLC, a Delaware limited liability company whose address is 2855 Lejeune Road, 4th Floor, Coral Gables, Florida 33134 (“AAF”), and SOUTH FLORIDA REGIONAL TRANSPORTATION AUTHORITY, a regional transportation authority created pursuant to Fla. Stat. §§ 343.51—343.58 whose address is 800 N.W. 33rd Street, Pompano Beach, Florida 33064 (“SFRTA”).

WITNESSETH:

WHEREAS, FECR owns the Corridor (as defined herein) and FECR currently operates Freight Railroad Service on, along, over, under and across the Corridor;

WHEREAS, FECR granted to AAF a permanent, perpetual and exclusive easement on, along, over, under and across the Corridor for Passenger Railroad Service (as defined in that certain Second Amended and Restated Grant of Passenger Easement dated June 13, 2014) (“Passenger Easement”);

WHEREAS, AAF is constructing the MiamiCentral Station (as defined herein) and access to a platform and trackage thereon in order to connect from the Corridor to the MiamiCentral Station;

WHEREAS, AAF, FECR and SFRTA desire to operate on the Corridor for the provision of Intercity Passenger Railroad Service by AAF, Commuter Railroad Service by SFRTA and Freight Railroad Service by FECR, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, AAF and SFRTA desire to jointly use the Viaduct/Station Segment, as defined herein, and portions of the MiamiCentral Station, subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

DEFINITIONS AND INTERPRETATIONS

These definitions shall apply to this Agreement:

“AAF Exclusive Tracks” – shall have the meaning set forth in Section IV.1.d. herein.

“AAF Lender” – shall have the meaning set forth in Section XVI.2. herein.

 “AAF Rail Corridor Invitee” – shall mean any Rail Corridor Invitee who is an AAF Intercity Rail Passenger or is otherwise present on the Corridor or the Viaduct/Station Segment at the request of, or pursuant to a contract with, or otherwise for the purpose of doing business with or at the behest of AAF, including persons who are vendors or employees of vendors at the MiamiCentral Station and/or any other station that AAF may construct on the Corridor. For the avoidance of doubt “AAF Rail Corridor Invitee” does not include patrons at any station (except those patrons who are also AAF’s Intercity Rail Passengers); commercial or residential tenants of the developments in and around the stations or their invitees, or any third parties performing work at a station or in the Corridor, such as employees and invitees of PI or related entities, utilities and fiber optic companies or others who may be performing work in the Corridor, or invitees or employees of FDOT and any county or municipality performing work in the Corridor.

“AAF’s Intercity Rail Passenger(s)” – shall mean all persons, ticketed or unticketed, using the AAF Intercity Passenger Rail Service on the Corridor, the Viaduct/Station Segment or in the MiamiCentral Station:

(i)          on board trains, locomotives, rail cars, or rail equipment employed in AAF Intercity Passenger Railroad Service or entraining thereon and detraining therefrom;

(ii)         on or about the Corridor, the Viaduct/Station Segment or in the MiamiCentral Station for any purpose related to the AAF Intercity Passenger Railroad Service, including parking or purchasing tickets therefor, and coming to, waiting for, leaving from locomotives, rail cars, or rail equipment; or

(iii)         meeting, assisting, or in the company of any person described in clause (i) or (ii).

“Access Fee” – shall have the meaning set forth in Section V.2. herein.

“Additional Costs” – shall have the meaning set forth in Section II.9.d. herein.

“Additional Non-SFRTA Commuter Rail Costs” – shall have the meaning set forth in Section II.9.e. herein.

“Additional Trains” – shall have the meaning set forth in Section II.9.d. herein.

“Ancillary Agreements” – shall collectively mean the Loan Agreement (if SFRTA elects to execute); the Revenue Agreements, as amended; the Tri-Rail Trackage Improvements Agreement; the Development Agreement; and the Joinder.

“Approved Plans and Specifications” – shall have the meaning set forth in the Development Agreement.

“Assignment Conditions” – shall have the meaning set forth in Section VIII.2.b. herein.

“Bill of Sale” – shall mean a bill of sale for the material and fixtures included within that portion of the Tri-Rail Station Improvements paid for by SFRTA which shall be used exclusively by SFRTA.

“Change Orders” – shall have the meaning set forth in the Development Agreement and shall include Change Directives as defined in the Development Agreement for the purposes of this Agreement.

“City Easement” – shall mean that certain Aerial Easement dated as of October 27, 2015 and recorded on November 18, 2015 in Official Records Book 29857, Page 2608 of the Public Records of Miami-Dade County, Florida.

“Combined Operating Rules” – shall have the meaning set forth in Section II.2 herein.

“Commuter Rail Passenger(s)” – shall mean all persons, ticketed or unticketed, using the Commuter Railroad Service on the Corridor, the Viaduct/Station Segment or in the MiamiCentral Station:

(i)          On board trains, locomotives, rail cars, or rail equipment employed in Commuter Railroad Service or entraining thereon and detraining therefrom;

(ii)         On or about the Corridor, the Viaduct/Station Segment or in the MiamiCentral Station for any purpose related to the Commuter Railroad Service, including parking or purchasing tickets therefor, and coming to, waiting for, leaving from locomotives, rail cars, or rail equipment; or

(iii)        Meeting, assisting, or in the company of any person described in subsection (i) or subsection (ii).

“Commuter Railroad Service” – shall mean the operation of trains transporting passengers and making frequent stops within urban areas (and their immediate suburbs) along the Corridor and the Viaduct/Station Segment for the purpose of embarking and disembarking such passengers including the non-revenue movement of trains for storage or maintenance. For clarity, Commuter Railroad Service shall not include the operation of trains by AAF transporting passengers in Intercity Passenger Railroad Service between passenger rail stations established by AAF at Miami, Fort Lauderdale, West Palm Beach or future stations, but shall include the provision of Non-SFRTA Commuter Railroad Service by AAF or a third party designated by AAF (including SFRTA).

“Corridor” – shall mean the portion of the FECR-owned corridor, approximately 8 miles in length, from the Existing Iris Crossing to Station 19262+30.00 (the beginning of the Viaduct/Station Segment, as defined below), that will be shared by FECR freight trains and Tri-Rail Service along the East/West Segment and by FECR freight trains, SFRTA Commuter Railroad Service trains, AAF and Non-SFRTA Commuter Railroad Service trains, if applicable, along the North/South Segment and as more particularly shown in Exhibit A.

“Cost of Tri-Rail Station Improvements” – shall mean $48.9 million, as more particularly described in Exhibit B which is to be funded by the contributions more particularly described in Exhibit B, plus the cost of any Change Orders.

“Cost of Tri-Rail Trackage Improvements” – shall mean $16.19 million, as more particularly described in Exhibit C, plus the cost of any Change Orders approved by both AAF and SFRTA.

“Credit Amount” – shall have the meaning set forth in Section XX.4. herein

“DCA” – shall mean the Design and Construction Agreement described in Section VI.1. herein.

“DCRE” – shall mean that certain Declaration of Covenants, Restrictions and Easements entered into by DT Miami LLC, a Delaware limited liability company (“DT Miami”) and recorded in Official Records Book 30057, Page 1740, of the Public Records of Miami Dade County, Florida, as amended, which agreement sets forth the structure in which the different elements, Station (including Tri-Rail Station Improvements), Residential, Office, Retail and Shared Facilities of the MiamiCentral Project, are integrated and the easements, covenants and costs allocated to the ownership entities.

“Declarant” – shall have the meaning set forth in the DCRE.

“Deficiency” – shall have the meaning set forth in Section I.6.e.

“Development Agreement” – shall have the meaning set forth in Section VI.2. herein.

“Dispatch Costs” – shall mean the cost incurred by FECR for dispatching services in the Corridor and the Viaduct/Station Segment.

“Dispute Resolution Process” – shall mean the process outlined in Section XI and Exhibit E.

“Dual Obligee Rider” – shall have the meaning set forth in Section VI.2. herein

“Easement” – shall have the meaning set forth in Section V.1.a. herein.

“Easement Agreement” – shall have the meaning set forth in Section V.1.a. herein.

“East/West Segment” – shall have the meaning set forth in Exhibit D.

“Effective Date” – shall have the meaning set forth in Section X.2 herein.

“Embankment” – shall mean the embankment constructed to support the track beginning at Station 19262+30 and ending at Station 19276+20.27 (the transition point to the Viaduct).

“Escalation Percentage” – shall have the meaning set forth in Section IV.2.C.

“Escrow Agreement” – shall mean the agreement described in Section I.2.e.

“Existing IRIS Crossing” – the existing, at-grade railroad crossing between the SFRC and the Corridor located in Miami-Dade County.

“FDOT” – shall mean the Florida Department of Transportation.

“FECR Operating Rules” – the operating rules adopted by FECR and provided, in writing, to SFRTA as indicated herein.

“FECR Rail Corridor Invitee” – shall mean any Rail Corridor Invitee who is present on the Corridor or the Viaduct/Station Segment at the request of, or pursuant to a contract with, or otherwise for the purpose of doing business with or at the behest of FECR. For the avoidance of doubt “FECR Rail Corridor Invitee” does not include patrons at any station; commercial or residential tenants of the developments in and around the stations or their invitees, or any third parties performing work at a station or in the Corridor, such as employees and invitees of PI or related entities, utilities and fiber optic companies or others who may be performing work in the Corridor, or invitees or employees of FDOT and any county or municipality performing work in the Corridor.

“Final Acceptance” – shall have the meaning set forth in the Development Agreement.

“FRA” – shall mean the Federal Railroad Administration.

“FRA Acceptance” – shall have the meaning set forth in Section I.6.f.

“Freight Railroad Service” – shall mean any and all uses and purposes that are related to or ancillary to current and future freight railroad operations on, along, over, under and across the Corridor, including operating trains, rail cars, business cars, locomotives, hi-rail vehicles and other rail equipment for the movement of freight in overhead and local service; interchanging rail cars with other freight railroads; providing pickups, setoffs, transloading services or storage in transit; and any and all other activities that are ancillary or related to the transportation of freight on or along the Corridor.

“Future New River Bridge” – shall mean the bridge proposed to be constructed by FDOT over the New River in Fort Lauderdale, FL (“New River”) adjacent to the existing FECR bridge over the New River.

“Intercity Passenger Railroad Service” – shall mean all passenger service on the Corridor and the Viaduct/Station Segment other than Commuter Railroad Service and is characterized by making less frequent stops along the Corridor and the Viaduct/Station Segment than the Commuter Railroad Service.”

“Interest Amount” – shall have the meaning set forth in Section XVI.2 herein.

“Insurance Coverage Limit” – shall have the meaning set forth in Section VIII.4.c. herein.

“Joinder” – shall have the meaning set forth in Section VI.2. herein.

“Joint Infrastructure” – shall mean the Corridor and that portion of the Viaduct/Station Segment that does not contain AAF Exclusive Tracks or SFRTA Exclusive Tracks and portions of the MiamiCentral Station used by both AAF and SFRTA, such as, but not limited to, stairs, elevators and escalators.

“Lease” – – shall have the meaning set forth in Section V.1.b. herein.

“Legislative Amendments” – shall mean the changes to the Florida statutes that make such statutes consistent with the requirements for Liability and Insurance that are set forth in Section VIII of this Agreement.

“Lender” – shall mean the lender or lenders of AAF or AAF’s affiliates for the MiamiCentral Station or the trustee with respect to the bond holders.

“Limited Covered Accident” – shall mean:

a)          A collision directly between the trains, locomotives, rail cars, or rail equipment of SFRTA and FECR only, where the collision is caused by or arising from the willful misconduct of FECR or its subsidiaries, agents, licensees, employees, officers, or directors (as adjudicated pursuant to a final and non-appealable court order) or where punitive damages or exemplary damages are awarded due to the conduct of FECR or its subsidiaries, agents, licensees, employees, officers, or directors (as adjudicated pursuant to a final and non-appealable court order); or

b)          A collision directly between the trains, locomotives, rail cars, or rail equipment of SFRTA and AAF only, where the collision is caused by or arising from the willful misconduct of AAF or its subsidiaries, agents, licensees, employees, officers, or directors (as adjudicated pursuant to a final and non-appealable court order) or where punitive damages or exemplary damages are awarded due to the conduct of AAF or its subsidiaries, agents, licensees, employees, officers, or directors (as adjudicated pursuant to a final and non-appealable court order).

“Loan Agreement” – shall mean the agreement governing financing of the Tri-Rail Station Improvements, as described in Section XVI.2.

“Local Government Prompt Payment Act” – shall have the meaning set forth in Exhibit E.

“Memorandum of Lease” – shall mean the memorandum of lease to be recorded in the Public Records of Miami-Dade County Florida to provide notice of the Lease.

“MiamiCentral Project” – shall mean the project in Downtown Miami that includes the MiamiCentral Station, office, residential and/or retail components of the project, as currently identified in Exhibit A.

 “MiamiCentral Station” – shall mean the All Aboard Florida station in Downtown Miami, which includes the Tri-Rail Station Improvements, as identified in Exhibit A and defined as the “Station Element” in the DCRE.

“MiamiCentral Station Common Area Maintenance Costs” – shall have the meaning set forth in Section IV.1.a. herein.

“Monthly Dispatch Costs” – shall have the meaning set forth in Section II. 11. herein.

“New IRIS Improvements” – shall mean the new connection between the SFRC and the Corridor located northeast of the Existing IRIS Crossing for the transfer of trains from and to the FDOT-owned SFRC from and to a portion of the Corridor and other improvements on either: (1) the Corridor to accommodate the operation of SFRTA Commuter Railroad Service on the Corridor; or (2) on the SFRC.

“Non-Disturbance Agreement” – shall have the meaning in Section I.l.d. herein.

“Non-SFRTA Commuter Railroad Service” – shall have the meaning set forth in Section II.9.e. herein.

“Non-SFRTA Commuter Railroad Service Operator” – shall mean the operator of the Non-SFRTA Commuter Railroad Service.

“North/South Segment” – shall have the meaning set forth in Exhibit D.

“Notification” – shall have the meaning set forth in Section IV.6.

“O/M and Dispatch Invoice Format” – shall have the meaning set forth in Section IV.2.c.ii. herein.

“Omni CRA” – shall mean the Omni Community Redevelopment Agency.

“Operating Agreement” or “Agreement”– shall mean this Agreement.

“Operating and Maintenance Costs” – shall have the meaning set forth in Section IV.2.c.i. herein.

“Other Train” – shall have the meaning set forth in Section VIII.1.g.

“Outstanding Monies” – shall have the meaning set forth in Section I.6.e.

“Overall Maintenance Costs” – shall mean collectively the Operating and Maintenance Costs and Dispatch Costs.

“Parking Garage” – shall mean the to-be-constructed building containing approximately 1,100 parking spaces, which will be available to SFRTA and AAF passengers, located two blocks from the MiamiCentral Station at the corner of N.W. 6th Street and N.W. 2nd Avenue.

“Parties” – shall mean FECR, AAF and SFRTA.

“Passenger Easement” – shall have the meaning set forth in the Second WHEREAS clause.

“Payment Conditions” shall have the meaning set forth in Section I.2. herein.

“PI” – shall have the meaning set forth in Section VII herein.

“PTC” – shall mean Positive Train Control.

“Rail Corridor Invitee” – shall mean all persons who are on or about the Corridor, the Viaduct/Station Segment or the MiamiCentral Station in which the AAF, SFRTA or the Non-SFRTA Commuter Railroad Service Operator has an easement interest, a lease, a right to operate or a right of access: (i) at the behest of one of AAF, SFRTA, FECR or the Non-SFRTA Commuter Railroad Service Operator for any purpose by one of the entities listed here; (ii) other persons who are entitled to be on or about the Corridor or (iii) meeting, assisting or in the company of a person described in clause (i) or (ii) above.

“Rail Facilities” – shall mean the track and infrastructure and any other equipment, fixtures, buildings, and track materials used in the operation of a railroad.

“Required Amount” – shall have the meaning set forth in Section I.6.e.

“Revenue Agreements” – shall mean those agreements, as amended, between SFRTA and various local government funding partners for a portion of the Cost of the Tri-Rail Station Improvements. The local funding partners are Miami-Dade County, the City of Miami, the Miami Downtown Development Authority, the Omni CRA, SEOPW CRA and the Bayfront Park Management Trust.

“RTC” – shall have the meaning set forth in Section II.9.d. herein.

“Self-Insurance Retention Account” or “SIRA” – shall have the meaning set forth in Section VIII.4.C.

“SEOPW CRA” – shall mean Southeast Overtown/Park West Community Redevelopment District.

“SFRC” – shall mean South Florida Rail Corridor.

“SFRC Insurance Program” – shall have the meaning set forth in Section VIII.4.c. herein.

“SFRTA Exclusive Tracks” – shall have the meaning set forth in Section IV.1.d. and as shown in Exhibit K.

“SFRTA PTC Equipment” – shall have the meaning set forth in Section II.7.

“SFRTA Rail Corridor Invitee” – shall mean any Rail Corridor Invitee who is SFRTA’s Commuter Rail Passenger or is otherwise present on the Corridor or the Viaduct/Station Segment at the request of, or pursuant to a contract with, or otherwise for the purpose of doing business with or at the behest of SFRTA. For the avoidance of doubt “SFRTA Rail Corridor Invitee” does not include patrons at any station (except those patrons who are also SFRTA’s Commuter Rail Passengers); commercial or residential tenants of the developments in and around the stations or their invitees, or any third parties performing work at a station or in the Corridor, such as employees and invitees of PI or related entities, utilities and fiber optic companies or others who may be performing work in the Corridor, or invitees or employees of FDOT and any county or municipality performing work in the Corridor.

“SFRTA Request” – shall have the meaning set forth in Section II.9.d. herein.

“SFRTA Trained Personnel” – shall have the meaning in Section II.6. herein.

“SFRTA VTMI Contract” – shall have the meaning in Section IV.l.d. herein.

“Shared Facilities Manager” – shall have the meaning set forth in the DCRE.

“Special Train” – shall mean a train that is not to be added to the regular schedule of operations on the Corridor and the Viaduct/Station Segment and is operated by either FECR, AAF or SFRTA on a limited basis.

“Station Maintenance Standards” – shall have the meaning set forth in Section IV.1.b. herein.

“Station/Track Availability” – shall have the meaning set forth in Section I.6. herein.

“STB” – shall mean Surface Transportation Board.

“Suspension Maintenance Costs” – shall have the meaning set forth in Section XX.4 herein.

“Term Sheet” – shall mean that Term Sheet outlining terms for the Tri-Rail Downtown Miami Link Service Project approved by the SFRTA Governing Board on December 11, 2015.

“TIGER Grant” – shall mean the 2013 TIGER Grant awarded to FDOT for the South Florida Freight & Passenger Rail Enhancement project (TIGER Grant No. FR-TII-0026-14-01-00) that includes funding for construction of the New Iris Improvements.

“Tri-Rail Improvements” – shall mean collectively, the “Tri-Rail Trackage Improvements” and the “Tri-Rail Station Improvements.”

“Tri-Rail Station Improvements” – shall mean those improvements to be designed and constructed by AAF for SFRTA at the MiamiCentral Station, including the portion of Viaduct to be used by SFRTA and other improvements, including exclusive and shared escalators, all as more particularly described in Exhibit A.

“Tri-Rail Trackage Improvements” – shall mean those Corridor improvements (including but not limited to the Embankment and the track, grade crossings and signal improvements on the Corridor and the Viaduct/Station Segment) and PTC infrastructure improvements deemed necessary by, and constructed by, AAF to facilitate the SFRTA Commuter Railroad Service in the event that any such PTC infrastructure improvements in addition to those required for FECR and AAF operations on the North/South Segment, the East/West Segment and the Viaduct/Station Segment are required for the SFRTA Commuter Railroad Service, as more particularly described in Exhibit A.

“Tri-Rail Trackage Improvements Agreement” – shall mean the agreement between AAF and SFRTA for the design and construction of the Tri-Rail Trackage Improvements.

“Undercutting” – shall mean the process by which ballast under the track is removed with an off-track undercutter which travels and removes the ballast without removing the track, and then the fouled ballast is replaced with new ballast.

“Undercutting Expenses” – shall having the meaning set forth in Section IV.2.g.

“Viaduct” – shall mean the elevated structure (not including the track placed thereon) beginning its elevation at Station 19276+20.27 and ending at Station 19296+10.86 (the bumpers at the MiamiCentral Station) and comprising a portion of the Viaduct/Station Segment.

“Viaduct/Station Segment” – shall mean the Embankment, Viaduct, the AAF Exclusive Tracks, and the SFRTA Exclusive Tracks. The Viaduct/Station Segment shall commence at Station 19262+30.00 and terminate at Station 19296+10.86 for a total of 3,380.86 feet, and shall include the track and ancillary rail facilities at the MiamiCentral Station, according to the track map attached as Exhibit K.

“VTMI Corridor Amendment” – shall have the meaning in Section IV.2.C. herein.

“VTMI Viaduct/Station Segment Amendment” – shall have the meaning in Section IV.l.d. herein.

References herein to any agreement or contract mean such agreement or contract as amended. As used in this Agreement: the word “days” refers to “calendar days”, the word “including” means “including without limitation,” and terms such as “herein”, “hereof, “hereby”, “hereunder” and “hereinafter” refer to this Agreement as a whole and not to the particular sentence, paragraph or Section where such words appear, unless the context otherwise requires. All personal pronouns used in this Agreement shall include the other genders whether used in the masculine or feminine or neuter gender, and the singular shall include the plural, and vice versa, unless the context otherwise requires.

References herein to approvals to be granted or decisions to be made shall refer to the person(s) so authorized by each Party. In the case of SFRTA, it shall mean the SFRTA Governing Board or person(s) with sufficient delegated authority from same.

I.          Transaction Milestones.

The purpose of this Section is to outline the various key milestones in the transaction, when they shall occur and what the Parties’ obligations are in connection with the milestones.

1.          Agreements to be Executed. Within ninety (90) days of the execution of this Agreement, the Parties, as their interests may appear, shall execute the following agreements, unless AAF and SFRTA agree to extend that time frame:

a.          The Easement Agreement executed by SFRTA, and FECR and AAF, as their interests may appear, and then recognized by the Declarant and the Shared Facilities Manager as to the assignment of certain rights by AAF to SFRTA under the DCRE.

b.          The Lease and Memorandum of Lease executed by SFRTA and FECR and AAF, as their interests may appear, and then recognized by the Declarant, and the Shared Facilities Manager as to the assignment of certain rights by AAF to SFRTA under the DCRE.

c.          The Bill of Sale executed by AAF.

d.          A non-disturbance agreement, executed by the Lender which provides that the Lender shall not disturb SFRTA during the term of the Easement Agreement in the event of a foreclosure of the fee interest in the Station Element, the Viaduct/Station Segment and/or the Corridor (the “Non-Disturbance Agreement”).

e.          The Tri-Rail Trackage Improvements Agreement executed by AAF and SFRTA.

Failure of the Parties to execute the Easement Agreement and Lease and Memorandum of Lease within the timeframes stated herein, shall be grounds for termination of this Agreement by any of the Parties and return of any and all monies paid by SFRTA to AAF during that period of time.

2.          Payment for the Tri-Rail Station Improvements. SFRTA shall be obligated to AAF for the payment of the Cost of the Tri-Rail Station Improvements, as outlined in the Agreement, upon the satisfaction or waiver by SFRTA and/or AAF, as applicable, in writing, of the following requirements:

a.          Execution of this Agreement by all Parties;

b.          Execution of the Loan Agreement, if between SFRTA and the AAF Affiliate, by SFRTA and the AAF Affiliate, if SFRTA elects to obtain such a loan from the AAF Affiliate;

c.          Execution of the Development Agreement by SFRTA and AAF and the Joinder by AAF and AAF’s construction manager and the Dual Obligee Rider and General Purpose Rider by AAF, AAF’s construction manager and the surety;

d.          Execution of the amendments to the Revenue Agreements, as outlined in Section XVI.3. of the Agreement, which AAF and SFRTA shall diligently and in good faith pursue, and execution of the Revenue Agreement between SEOPW CRA, the City of Miami and SFRTA;

e.          Execution of an escrow agreement by AAF, SFRTA and a mutually agreed upon escrow agent, under the terms of which the Parties will deliver the executed Lease, Memorandum of Lease, the Easement Agreement, the Bill of Sale, and the Non-Disturbance Agreement and the One Million Dollars ($1,000,000.00) Access Fee and which specifies the conditions upon which those documents and the Access Fee will be released from escrow (the “Escrow Agreement”).

The items listed in Section I.2.a.-e. shall collectively be referred to as the “Payment Conditions.”

3.          Payment for the Tri-Rail Trackage Improvements. SFRTA shall have no obligation for the payment of any monies to AAF for the Cost of the Tri-Rail Trackage Improvements, as outlined in this Agreement, until AAF and SFRTA have entered into the Tri-Rail Trackage Improvements Agreement which shall govern the design and construction of the Tri-Rail Trackage Improvements.

4.          Delivery of Bill of Sale. Subject to satisfaction of the Escrow Conditions, as defined in the Escrow Agreement, the Escrow Agent shall deliver the Bill of Sale to SFRTA no later than five (5) business days after receiving the necessary authorization from AAF and FECR pursuant to the Escrow Agreement.

5.          Delivery of Lease, Memorandum of Lease and Easement Agreement. Subject to satisfaction of the Escrow Conditions, the Escrow Agent shall deliver the Easement Agreement, the Lease and the Memorandum of Lease to SFRTA no later than five (5) business days after receiving the necessary authorization from AAF and FECR pursuant to the Escrow Agreement. If the Escrow Agent delivers the Lease, the Easement Agreement and the Memorandum of Lease, SFRTA shall record the Easement Agreement and pay any associated recordation fee, including documentary stamp tax, if applicable, and the Memorandum of Lease in the public records of Miami-Dade County no later than ten (10) business days after receipt. If AAF determines that any amendments to the Easement Agreement, Lease and/or the Memorandum of Lease are required, AAF shall deliver the amendments thereto to SFRTA, and SFRTA shall provide written approval or objections within thirty (30) days thereafter. If SFRTA provides written objections to the amendments, AAF and SFRTA agree to work diligently to reach mutual agreement on the wording of the applicable amendments. If written approval is provided and/or objections resolved, then the amendments to the Easement Agreement and the Memorandum of Lease or amended agreements shall be recorded by AAF in the public records of Miami-Dade County no later than ten (10) days following receipt of such written approval. Any unresolved dispute between AAF and SFRTA regarding any or all of the applicable provisions in the amendments shall be subject to the Dispute Resolution Process. AAF and FECR represent that they shall not take any actions prior to recordation of the Easement that would materially and adversely affect SFRTA’s title to the Easement or the ability of SFRTA to utilize the Easement for the provision of the SFRTA Commuter Railroad Service.

6.          Station/Track Availability. SFRTA shall be permitted to have access to the MiamiCentral Station, the Viaduct/Station Segment and the Corridor for the purpose of commencing revenue service to the said station upon the occurrence of the following (“Station/Track Availability”):

a.          Issuance of a Temporary Certificate of Occupancy for the MiamiCentral Station;

b.          Final Acceptance of the Tri-Rail Station Improvements has occurred;

c.          SFRTA has approved invoices for the entire Cost of the Tri-Rail Station Improvements;

d.          SFRTA has paid the entire Cost of the Tri-Rail Trackage Improvements and has issued final acceptance (as that term is defined in the Tri-Rail Trackage Improvements Agreement) for the Tri-Rail Trackage Improvements;

e.          SFRTA has paid to AAF all of the money due from SFRTA for the Tri-Rail Station Improvements, including funds for the Change Orders, and SFRTA has paid to AAF all the funds SFRTA has received under the Revenue Agreements for the Tri-Rail Station Improvements from the local government funding partners other than the SEOPW CRA, in an aggregate amount equal to or greater than $31 million, plus the cost of any Change Orders (the “Required Amount”). If AAF has not received the Required Amount as set forth above due to the failure of one or more of said local government funding partners to pay monies when due under the applicable Revenue Agreement(s) (the “Outstanding Monies”), then the Parties agree to make all good faith efforts to resolve any issues with the applicable local government funding partner(s), with it being understood that AAF’s Lender may enforce its rights under the Loan Agreement as to the Revenue Agreements but SFRTA shall not be required to initiate legal proceedings against the applicable local government funding partner(s). If SFRTA has paid to AAF the Required Amount less $1 million (the “Deficiency”) from its funds and funds from the local government funding partners other than the SEOPW CRA, as set forth above, and all the other conditions listed herein regarding Station/Track Availability have been satisfied, then this Section I.6.e. shall be deemed to have been satisfied no later than one hundred twenty (120) days following the satisfaction of all of the other conditions of Station/Track Availability regardless of whether or not the Deficiency has been paid by the local government funding partner(s).

If a letter(s) of credit has been posted to address the Deficiency, or a portion thereof, it shall be recognized towards satisfaction of the Deficiency, with it being understood that Station/Availability will not be deemed to have occurred until AAF has been paid in an aggregate amount equal to or greater than $30 million ($5 million of which may be satisfied by a letter(s) of credit), plus the cost of any Change Orders, from the local government funding partners other than the SEOPW CRA. Letters of credit shall include provisions that: (i) AAF can draw upon the letter of credit upon production of a certificate stating it has not received the funds under the Revenue Agreements represented by the letter of credit(s) and (ii) that the letter of credit shall remain in effect for one (1) year following Final Acceptance.

f.          Any issues presented by the FRA with respect to the operation of the SFRTA trains at the MiamiCentral Station or on the Corridor or the Viaduct/Station Segment that are within the control of AAF have been resolved, and the Tri-Rail Improvements are ready for train operations in an FRA-compliant condition (“FRA Acceptance”);

g.          SFRTA has paid the Access Fee into escrow; and

h.          SFRTA has paid the closing costs for the Loan Agreement, if with the AAF Lender.

i.           SFRTA has provided AAF and FECR with evidence of the SFRTA Insurance Program.

II.            Scope of Operating Rights.

Subject to Station/Track Availability, the following provisions shall apply to the operation of the SFRTA Commuter Railroad Service, the AAF Intercity Passenger Railroad Service, and the Non-SFRTA Commuter Railroad Service, as defined in this Agreement, on the Corridor and Viaduct/Station Segment and the operation of the FECR Freight Railroad Service on the Corridor:

1.          Operations.

a.          SFRTA will have the right to operate SFRTA Commuter Rail Service trains with its contractors on the Corridor and the Viaduct/Station Segment, on the relevant portions of the Joint Infrastructure and only on the SFRTA Exclusive Tracks, and at the MiamiCentral Station with no access fee beyond the Access Fee; provided that SFRTA shall have the right to operate the SFRTA Commuter Railroad Service on the North/South Segment and the exclusive right to operate Commuter Rail Service on the East/West Segment and shall have the exclusive right to use the Tri-Rail Station Improvements (except for the Joint Infrastructure) and the SFRTA Exclusive Tracks; and provided further that all trains operated by SFRTA over the Corridor and the Viaduct/Station Segment and at the MiamiCentral Station shall be powered by diesel locomotives. For the avoidance of doubt, AAF has access and the right to access the MiamiCentral Station over the Joint Infrastructure and AAF Exclusive Tracks. SFRTA may exercise the rights granted to it by AAF and FECR in this Section II.1, solely for the purpose of providing the SFRTA Commuter Railroad Service.

b.          AAF shall have the right to operate Intercity Passenger Railroad Service on the Corridor and the Viaduct/Station Segment, on the relevant portions of the Joint Infrastructure and on the AAF Exclusive Tracks, and on its portion of the MiamiCentral Station and the Joint Infrastructure. AAF or its designee shall have the right to operate the Non-SFRTA Commuter Railroad Service on the North/South Segment and the Viaduct/Station Segment, on the relevant portions of the Joint Infrastructure and on the AAF Exclusive Tracks and on AAF’s portion of the MiamiCentral Station excluding the Tri-Rail Station Improvements for which SFRTA has the exclusive right of use for the provision of the SFRTA Commuter Railroad Service. Notwithstanding the foregoing, neither AAF nor its designee for the operation of the Non-SFRTA Commuter Railroad Service shall have authority to construct or operate any station for serving passengers using the Non-SFRTA Commuter Railroad Service on either the North/South Segment or the East/West Segment without first obtaining SFRTA’s written approval, except AAF and any AAF-designated operator of Non-SFRTA Commuter Railroad Service may access the MiamiCentral Station from any stations located outside of the Corridor.

c.          FECR shall have the exclusive right to provide Freight Railroad Service on the Corridor.

2.          As described in the terms of this Agreement, FECR (or AAF, if such responsibility is delegated to AAF by FECR or transferred to AAF) shall have exclusive control of the day-to-day management and operation (dispatching, maintenance and security) of the Corridor and day-to-day management and operation of dispatching of the Viaduct/Station Segment. FECR will issue nondiscriminatory Combined Operating Rules (as defined below), timetables, practices, regulations, bulletins, instructions and orders governing train operations on the Corridor and the Viaduct/Station Segment. AAF shall have exclusive control of the day-to-day management and operation (maintenance and security) of the Viaduct/Station Segment. Both AAF and FECR shall adopt operating rules, as more particularly outlined herein and shall reach agreement on a final FECR and supplemental AAF set of operating rules that shall govern the Corridor and Viaduct/Station Segment (the “Combined Operating Rules”).

3.          Dispatching of all passenger trains (including trains in Commuter Railroad Service) on the Corridor and the Viaduct/Station Segment and at the MiamiCentral Station and freight trains on the Corridor shall be performed by FECR (subject to AAF’s rights to dispatch if those rights are transferred to AAF). The dispatching protocol will be established by mutual agreement of the Parties provided, however, that such protocol shall accord first priority to AAF’s Intercity Passenger Railroad Service trains, second priority to SFRTA trains, third priority to any Non-SFRTA Commuter Railroad Service trains, and fourth priority to FECR Freight Railroad Service trains, subject to the following conditions:

a.          All trains shall be dispatched across the Existing Iris Crossing on a first-come, first-serve basis, as they have been historically dispatched.

b.          Dispatching over the New Iris Improvements shall be as follows: entry onto the SFRC shall be controlled by SFRTA and entry onto the Corridor shall be controlled by FECR.

4.          SFRTA will have the right to operate a maximum of twenty-eight (28) Commuter Railroad Service trains per day (whether revenue or non-revenue service trains) on the Corridor and the Viaduct/Station Segment and at the MiamiCentral Station, unless the Parties agree to increase the number of trains SFRTA operates pursuant to the process outlined in Section II.9. The Parties specifically agree that, subject to approval by (which approval may be withheld in FECR’s or the dispatcher’s sole discretion), and coordination of the following “emergency train movements” with, the FECR dispatcher, in the event that: (i) an SFRTA Commuter Railroad Service train becomes disabled on the Corridor and/or the Viaduct/Station Segment, SFRTA may operate additional non-revenue service trains to rescue and/or remove the disabled equipment; or (ii) one of the units of a scheduled non-revenue movement of a double-trainset at the beginning or conclusion of an operating day is disabled and not ready for movement at the scheduled time, SFRTA may also move that non-revenue train over the Viaduct/Station Segment and the Corridor.

5.          AAF, FECR and SFRTA shall each develop a security plan for their respective operations. FECR shall provide officers to patrol the Corridor, which officers, upon noting an issue, will call the local jurisdiction in charge to respond to the situation. If SFRTA requests additional security personnel, FECR will be reimbursed by SFRTA for the incremental cost in security personnel requested by SFRTA that are needed to monitor the Corridor due to their respective use. Except for FECR’s security personnel costs outlined herein, each Party shall be responsible for its own security costs. In the event that SFRTA provides security personnel related to the operation of its trains on the Corridor, FECR shall grant access and other rights to such personnel as are necessary to permit them to fulfill their assigned responsibilities, subject to the terms of this Agreement, the Easement Agreement and the Ancillary Agreements.

6.          SFRTA personnel shall be trained and conversant in the Combined Operating Rules (“SFRTA Trained Personnel”). FECR and AAF shall provide SFRTA with the Combined Operating Rules and an AAF Employee Code of Conduct, at least one-hundred and eighty (180) days prior to commencement of SFRTA Commuter Rail Service pursuant to this Agreement, and shall provide any amendments thereto in a timely fashion thereafter. FECR and AAF shall have the right to remove an AAF or SFRTA employee, including SFRTA contractors’ employees, from the Corridor, or the Viaduct/Station Segment or the MiamiCentral Station if he or she fails to comply with Combined Operating Rules or AAF Employee Code of Conduct. SFRTA shall cooperate with FECR by assisting in the removal of such employee which may include the reallocation of, or change in, such employee’s duties.

7.          SFRTA’s locomotives and cab cars shall be equipped with PTC equipment which is compatible with the PTC facilities on the Corridor and Viaduct/Station Segment, if applicable (“SFRTA PTC Equipment”). The cost of acquisition, installation and maintenance of the SFRTA PTC Equipment shall be borne by SFRTA. SFRTA shall have no other capital PTC obligations associated with the initial installation of PTC equipment on the North/South Segment for the SFRTA Commuter Rail Service or on the East/West Segment, except for any PTC costs included in the Cost of the Tri-Rail Trackage Improvements and/or any capital improvements required as a result of changes in law or regulation or written requirements issued by FRA prior to the initial installation of PTC equipment on the Corridor. Allocation of any future expenses associated with the maintenance and/or replacement of PTC capital improvements on the Corridor and Viaduct/Station Segment will be as follows:

a.          SFRTA shall be responsible for 100% of all future replacement PTC capital costs on the East/West Segment; and

b.          SFRTA and AAF shall share (50/50) in the cost of future replacement PTC capital costs on the North/South Segment and Viaduct/Station Segment, except for any capital costs associated with any PTC or PTC-related software, which shall be borne 100% by AAF.

c.          SFRTA and AAF shall also share maintenance costs for the PTC system installed on the Corridor and Viaduct/Station Segment, including hardware and software, based upon an allocation to be agreed upon by SFRTA and AAF (except each party bears sole responsibility for the maintenance of any PTC or PTC-related equipment on its rolling stock), which allocation shall be determined within thirty (30) days following the Effective Date, unless such time period is extended by the Parties.

d.          The Parties agree that if AAF operates, or permits a third party to operate the Non-SFRTA Commuter Railroad Service, the Parties shall re-apportion such capital and maintenance costs to account for the presence of such third party operator.

8.          FECR shall clear tracks and assist with mechanical failures of SFRTA trains and shall be reimbursed for actual expenses incurred in connection therewith. In the event such work is performed by FECR, FECR shall provide SFRTA with an invoice, including sufficient back up documentation, to account for any such expense reimbursement requests.

9.          Schedule Changes.

a.          The timetable schedules for the Parties’ respective operations will be mutually agreed upon between the Parties within sixty (60) days following the Effective Date, unless such time period is extended by the Parties. If the Parties cannot reach mutual agreement of the timetable schedule(s) then this provision shall be subject to the Dispute Resolution Process in Section XI herein.

b.          Subject to providing thirty (30) days prior notice to SFRTA of changes to its schedule (which notice is not required for Special Trains or emergency operations), FECR may periodically make changes, additions or deletions to its timetable schedules without the prior approval of the other Parties, provided that the changes do not unreasonably interfere with the other Parties’ use of the Corridor or Viaduct/Station Segment.

c.          Subject to thirty (30) days’ prior advance written notice to SFRTA (which notice is not required for Special Trains), AAF may periodically make changes, additions or deletions to its timetable schedules for Intercity Passenger Railroad Service without the prior approval of the other Parties provided that the changes, additions, or deletions do not unreasonably interfere with the other Parties’ use of the Corridor or the Viaduct/Station Segment.

d.          If SFRTA desires to make changes to its timetable schedule, SFRTA will request approval of the schedule change by providing AAF and FECR thirty (30) days prior advance written notice, which notice shall include (i) a rail traffic controller (“RTC”) model establishing that the modified schedule or the additional trains do not adversely impact the other Parties’ operations and (ii) a detailed description of any proposed infrastructure improvements to accommodate the change. If SFRTA requests (“SFRTA Request”) a modified timetable schedule, or an increase in the number of SFRTA trains operating between the Existing Iris Crossing and the MiamiCentral Station in excess of the number of SFRTA trains specified in Section II.4, not including emergency train movements (“Additional Trains”), which, when including the Additional Trains, the aggregate of all SFRTA trains shall not exceed thirty (30) trains (including Commuter Railroad Service revenue service trains and Commuter Railroad Service non-revenue service trains), AAF and FECR agree to determine, in a timely manner, whether any additional capacity (in excess of the then current capacity and the reserved capacity for AAF and FECR) is needed to accommodate the SFRTA Request and what, if any capital or Operating and Maintenance Costs would be associated with the SFRTA Request (“Additional Costs”). If AAF and FECR determine there are Additional Costs, and SFRTA agrees to pay the Additional Costs, the Parties agree that no further costs, including any additional access fees, shall be owed by SFRTA for implementation of the SFRTA Request and that FECR and AAF shall proceed diligently to implement the changes necessary to implement the SFRTA Request.

e.           If AAF desires to operate, or to have a third party designee other than SFRTA operate, trains in Commuter Railroad Service (the “Non-SFRTA Commuter Railroad Service”), on the North/South Segment and/or the Station/Viaduct Segment, subject to the limitations herein including Section II.1, or modify its timetable schedule for the Non-SFRTA Commuter Railroad Service, AAF or its designee shall provide the proposed schedule for such trains to SFRTA and FECR thirty (30) days prior advance written notice, which notice shall include (i) a RTC model establishing that the additional trains or the modified schedule do not adversely impact the other Parties’ operations and (ii) a detailed description of any proposed infrastructure improvements to accommodate the change. If AAF or its designee desires operation of Non-SFRTA Commuter Railroad Service trains or a modified schedule, SFRTA and FECR agree to determine, in a timely manner, but no later than sixty (60) days from notice from AAF or its designee, whether any additional capacity (in excess of the then current capacity and the reserved capacity for AAF and FECR) is needed to accommodate the AAF operation and what, if any, capital or Operating and Maintenance Costs would be associated with the AAF operation of the Non-SFRTA Commuter Railroad Service (“Additional Non-SFRTA Commuter Rail Costs”). If the Parties determine there are Additional Non-SFRTA Commuter Rail Costs, and AAF or its designee agrees to pay the Additional Non-SFRTA Commuter Rail Costs, the Parties agree that AAF or its designee shall proceed diligently to implement the changes necessary to implement the operation of the Non-SFRTA Commuter Railroad Service. If the Parties are unable to agree on whether any additional improvements are required or the Additional Non-SFRTA Commuter Rail Costs required, the Parties shall promptly submit the matter to the Dispute Resolution Process. After the commencement of the initial operation of any Non-SFRTA Commuter Railroad Service, in the event that AAF or its designee desires to operate additional Non-SFRTA Commuter Railroad Service trains (above the original amount identified by AAF), then the Parties shall undertake the same analysis to determine the additional costs to be borne by AAF or its designee in implementing the additional trains. For the avoidance of doubt, nothing herein shall be construed to entitle SFRTA or FECR to prohibit AAF’s operation of Non-SFRTA Commuter Railroad Service trains; provided however that no such trains may operate until the improvements identified pursuant to this section, if any, have been completed.

f.          FECR, AAF, SFRTA and the Non-SFRTA Commuter Railroad Service Operator, shall each have the right to operate Special Trains on the Corridor on reasonable notice to the other Parties, provided that no such Special Trains shall unreasonably interfere with the scheduled operations of the other Parties on the Corridor. Any Special Train operated by SFRTA shall stop at every commuter station located on or along the segment of the Corridor which that train traverses and which are operational at the time the Special Train is operating. The foregoing provisions in this Section II.9 are not intended to limit the number of SFRTA Commuter Railroad Service trains that may operate on any rail corridor owned by FECR (including a portion of the Corridor, as defined herein) between the MiamiCentral Station and the Town of Jupiter in Palm Beach County as part of the Tri-Rail Coastal Link Service (in the event an agreement encompassing such services is mutually agreed upon by the Parties) or any other additional SFRTA Commuter Railroad Service. Any such additional service provided by SFRTA trains not contemplated by this Agreement shall be subject to a separate agreement or agreements between and among FECR, SFRTA and AAF.

10.          AAF will continue to have the exclusive right to provide Intercity Passenger Railroad Service on the Corridor and Viaduct/Station Segment; provided however, AAF shall not be entitled to add additional Intercity Passenger Railroad Service stations along the Corridor without the prior consent of SFRTA (this is in addition to the restrictions outlined in Section II.1.b herein), which consent shall not unreasonably be withheld. SFRTA shall not be permitted to construct stations along the Corridor without the prior consent of FECR and AAF, which consent shall not be unreasonably withheld once SFRTA agrees it is responsible for any upfront capital costs and incremental operating/maintenance costs resulting from an additional station being added to the Corridor. The requirement for prior consent does not apply to the MiamiCentral Station.

11.          With respect to dispatching expenses, SFRTA shall pay $250,000.00 annually towards the Dispatch Costs, which is based upon the fully burdened rate for one Chief Dispatcher and one Dispatcher, which amount shall escalate at the Escalation Percentage each year. SFRTA shall pay FECR on the first day of each calendar month one-twelfth (1/12) of said amount (“Monthly Dispatch Costs”), which shall be invoiced by FECR on the O/M and Dispatch Invoice Format. SFRTA’s required contribution to the Dispatch Costs shall be reevaluated every three (3) years from the Effective Date and may increase if SFRTA requests a modified schedule or Additional Trains. Notwithstanding the foregoing, in the event that Non-SFRTA Commuter Railroad Service commences operation to and from the MiamiCentral Station, the Parties shall renegotiate the foregoing Dispatch Costs to take into account the number of trains operated in such service.

III.          Use of Corridor, Viaduct/Station Segment and MiamiCentral Station.

1.          AAF Operations.

a.          Subject to the provisions of this Agreement and the limitations set forth in Section II.9 above, and as between the Parties hereto, AAF has the exclusive right to provide Intercity Passenger Railroad Service on, along and over the Corridor and the Viaduct/Station Segment. Subject to the limitations set forth in Section II.9, above AAF may operate such passenger trains in either direction on, along and over the Corridor, the Viaduct/Station Segment and at the MiamiCentral Station, and may operate or permit a third party to operate, Non-SFRTA Commuter Railroad Service on the North/South Segment, the Viaduct Station Segment and the MiamiCentral Station, except on the SFRTA Exclusive Tracks, and the SFRTA exclusive portions of the Tri-Rail Station Improvements. AAF or its designee shall have the right of ingress and egress to any tracks, switches, turnouts, or other rail facilities on, along or near the Corridor that are not SFRTA Exclusive Tracks and to any additional tracks, switches, turnouts, or other rail facilities that AAF or its designee may install, place or construct on, along and over the Corridor and the Viaduct/Station Segment pursuant to the Passenger Easement and/or the AAF/FECR Joint Use Agreement dated June 13, 2014, as amended from time to time; provided, however, that “rail facilities” as used in the previous sentence shall not include any passenger rail stations on the Corridor other than the MiamiCentral Station except as approved by SFRTA.

b.          AAF shall have the right to grant rights to operate to one or more designees, Intercity Passenger Railroad Service or Commuter Railroad Service over the Corridor, Viaduct/Station Segment, and on AAF’s Exclusive Track and the MiamiCentral Station, other than on the SFRTA’s Exclusive Tracks. Unless otherwise provided in this Agreement or in an agreement with such designee(s) to which AAF, FECR and SFRTA are parties, trains operated by, or moving in the account of, such designees shall be considered as trains of AAF for purposes of this Agreement; provided, however, that SFRTA shall not be, or be deemed to be, a designee of AAF to operate the Non-SFRTA Commuter Railroad Service under the Easement Agreement, Lease or this Agreement unless SFRTA and AAF enter into a separate agreement regarding same. Such designee(s) shall at all times conduct passenger operations in accordance with (i) all applicable government regulations, (ii) the terms and conditions set forth in this Agreement (or such other agreement(s) to which such designee, AAF, FECR and SFRTA are parties), and (iii) all applicable operating rules and standards established from time to time pursuant to this Agreement, and shall not unreasonably interfere with the use of the Corridor and the Viaduct/Station Segment by FECR for Freight Railroad Service or by SFRTA for Commuter Railroad Service. AAF shall obtain such designee’s written agreement to comply with the terms of this Agreement and shall provide SFRTA with a copy of such executed, written agreement. Failure of the designee to comply with the terms of this Agreement shall be treated as a failure of AAF to comply and therefore, shall be considered a breach of this Agreement by AAF and SFRTA shall have all rights to pursue AAF granted to it under this Agreement for the failure of its designee.

c.          Subject to Section XX below, AAF shall not have the right or the authority to use, or to permit any other operator of Intercity Passenger Railroad Service or any operator of Non-SFRTA Commuter Railroad Service to use, the SFRTA Exclusive Tracks or the portion of the Tri-Rail Station Improvements (other than the Joint Infrastructure) designated for SFRTA’s exclusive use in Section II.1.a., without SFRTA’s explicit, prior written consent given in its sole discretion thereto.

2.          FECR Operations.

a.          Subject to the provisions of the Passenger Easement, the Easement Agreement and this Agreement, FECR shall have the exclusive right to provide Freight Railroad Service on, along and over the Corridor. FECR may operate freight trains in either direction on, along and over the Corridor. FECR shall have the right of ingress and egress to any tracks, switches, turnouts, or other Rail Facilities on, along or near the Corridor, and to any additional tracks, switches, turnouts, or other Rail Facilities that FECR may install, place or construct on, along and over the Corridor during the term of this Agreement.

b.          The Freight Railroad Service operated by FECR on the Corridor may include both overhead and local train movements. FECR shall have the right to serve all existing or future freight shippers, receivers and terminal facilities (including any existing or future intermodal facilities, automotive transfer facilities, transload operations, ports, industrial facilities or facilities of any type) that connect to or are located on, along or near the Corridor and to interchange traffic with other freight rail carriers at any point on or along the Corridor. Subject to the terms of this Agreement, FECR shall have the right to grant trackage rights to other freight rail carriers, and to perform haulage services for the account of other freight rail carriers, on, along or over any portion of the Corridor. Unless otherwise provided in this Agreement or in an agreement with such designee(s) to which AAF, SFRTA, and FECR are all parties, trains operated by, or moving in the account of, other freight railroads shall be considered as trains of FECR for purposes of this Agreement. Such other freight rail carrier(s) shall at all times conduct their freight operations in accordance with (i) all applicable government regulations, (ii) the terms and conditions set forth in this Agreement (or such other agreement(s) to which such other freight rail carrier, AAF, FECR and SFRTA are all parties), and (iii) all applicable operating rules and standards established from time to time pursuant to this Agreement, and shall not unreasonably interfere with the use of the Corridor by AAF for Intercity Passenger Railroad Service or Non-SFRTA Commuter Railroad Service, or by SFRTA for Commuter Railroad Service. FECR shall obtain such designee’s written agreement to comply with the terms of this Agreement and shall provide SFRTA with a copy of such executed, written agreement. Failure of the designee to comply with the terms of this Agreement shall be treated as a failure of FECR to comply and therefore, shall be considered a breach of this Agreement by FECR and SFRTA shall have all rights to pursue FECR granted to it under this Agreement for the failure of its designee.

3.          SFRTA Operations. Subject to the provisions of the Easement Agreement, the Lease and this Agreement, SFRTA shall have the right to provide the SFRTA Commuter Railroad Service on, along and over the Corridor and the Viaduct/Station Segment, within the MiamiCentral Station and between the MiamiCentral Station and SFRTA stations on the SFRC. SFRTA may operate trains in the SFRTA Commuter Railroad Service in either direction on, along and over the Corridor and the Viaduct/Station Segment and within the MiamiCentral Station. SFRTA shall have the right of ingress and egress to any tracks, switches, turnouts, or other rail facilities on, along or near the Corridor or Viaduct/Station Segment or the MiamiCentral Station. The rights granted to SFRTA by this Agreement do not include the right to use the Corridor or Viaduct/Station Segment for Intercity Passenger Railroad Service or Freight Railroad Service or Non-SFRTA Commuter Railroad Service, and shall not be exercised in a manner that unreasonably interferes with the use of the Corridor by AAF for Intercity Passenger Railroad Service or Non-SFRTA Commuter Railroad Service or by FECR for Freight Railroad Service. SFRTA shall not provide, or authorize any third party to provide, Freight Railroad Service, Intercity Passenger Railroad Service on, along or over the Corridor or the Viaduct/Station Segment and shall not authorize a third party (except a designee permitted pursuant to Section XII of this Agreement, to exercise all or any portion of the rights granted to SFRTA under this Agreement to provide SFRTA Commuter Railroad Service without the prior written approval of AAF and FECR and subject to the limitations in Section II.9.

4.          Other Passenger and Freight Railroad Service.

a.          Nothing in this Agreement shall (or shall be construed to) limit, restrict, alter, modify or otherwise affect the rights granted to AAF pursuant to the Passenger Easement to install, place, construct, occupy, use, operate, alter, maintain, repair, renew and replace such additional rail lines, facilities, platforms, signals and communications facilities and equipment, utilities, stairways, escalators, elevators, structures and/or improvements on, along, over or across the Corridor, the Viaduct/Station Segment or the MiamiCentral Station, except with respect to the Tri-Rail Station Improvements (other than the Joint Infrastructure) and the SFRTA Exclusive Tracks which shall require SFRTA’s prior written approval, as AAF, in its sole judgment, determines are necessary or desirable or legally required in connection with Intercity Passenger Railroad Service. AAF’s exercise of such rights shall at all times (i) comply with the terms of this Agreement, the Passenger Easement and the Easement Agreement, and (ii) be exercised in a manner that does not unreasonably interfere with the use of the Corridor, by FECR for Freight Railroad Service or (iii) be exercised in a manner that does not unreasonably interfere with the use of the Corridor, Viaduct/Station Segment and the MiamiCentral Station by SFRTA for the SFRTA Commuter Railroad Service.

b.          Nothing in this Agreement shall (or shall be construed to) limit, restrict, alter, modify or otherwise affect the right of FECR to install, place, construct, occupy, use, operate, alter, maintain, repair, renew and replace such additional rail lines, signals and communications facilities and equipment, utilities, structures and/or improvements on, over or across the Corridor as FECR, in its sole judgment, determines are necessary or desirable or legally required in connection with Freight Railroad Service including without limitation rail lines, signals and communications facilities and equipment, utilities, structures and/or improvements to serve new customers, terminals or port facilities, intermodal facilities and transload facilities. FECR’s exercise of such rights shall at all times: (x) comply with the terms of this Agreement, the Passenger Easement and the Easement Agreement; and (y) be exercised in a manner that does not unreasonably interfere with the use of the Corridor by AAF or by SFRTA in accordance with the terms of this Agreement.

5.          Qualification of Employees. All employees of AAF (or its designee), any operator of Non-SFRTA Commuter Railroad Service, FECR and SFRTA, or employees of entities under contract with any of the foregoing, who operate trains, locomotives, rail cars and rail equipment on, along and over the Corridor shall be qualified for operation thereover. As used in this Section III.5, qualification pertains only to the employee’s operation of trains, locomotives, rail cars and rail equipment on, along and over the Corridor and Viaduct/Station Segment in accordance with FRA and the Combined Operating Rules and practices. AAF, any operator of Non-SFRTA Commuter Railroad Service and SFRTA shall make such arrangements with FECR as may be necessary to have their employees so qualified. FECR shall provide reasonable cooperation and assistance in the qualification of AAF, Non-SFRTA Commuter Railroad Service and SFRTA train and engine crews for service on the Corridor and Viaduct/Station Segment. AAF, any operator of Non-SFRTA Commuter Railroad Service and SFRTA shall reimburse FECR, upon receipt of invoices therefor, for any reasonable costs incurred by FECR in qualifying AAF, Non-SFRTA Commuter Railroad Service and SFRTA employees, respectively, as well as the cost of pilots furnished by FECR (if required) until such time as such AAF, Non-SFRTA Commuter Railroad Service or SFRTA employees are deemed by the appropriate examining officer of FECR to be properly qualified for operation on the Joint Infrastructure. Either AAF, an operator of Non-SFRTA Commuter Railroad Service or SFRTA (or all of them) may assume responsibility for qualifying that Party’s train and engine crews for service on the Corridor or Viaduct/Station Segment by establishing a testing and qualification program for that Party’s crews that is reasonably acceptable to FECR.

IV.          Track and Station Maintenance.

1.          MiamiCentral Station Maintenance Costs.

a.          SFRTA and AAF shall apportion common area maintenance costs at the MiamiCentral Station which shall include (i) actual station maintenance costs, including the cost of all utilities for the common areas, but not costs related to the rest of the non-station development, including only the applicable retail, office, commercial spaces, in accordance with the formula in Exhibit D, and (ii) a proportionate share of the shared facilities costs for the MiamiCentral Project as set forth in the DCRE (together the, “MiamiCentral Station Common Area Maintenance Costs”), which will be paid monthly by SFRTA to AAF. Such monthly payments shall begin on Station/Track Availability. The allocation formula is set forth in Exhibit D attached hereto. Note the costs set forth in Exhibit D are only an estimate and SFRTA will be responsible for the actual costs. For the purposes of this Section IV.1.a., if AAF operates or permits a third party to operate Non-SFRTA Commuter Railroad Service to or from the MiamiCentral Station, the Parties shall re-apportion the common area maintenance costs at the MiamiCentral Station to account for the presence of such third party operator at the MiamiCentral Station. AAF and SFRTA shall also apportion any assessments against the MiamiCentral Station (or Station Element, as it is referred to in the DCRE), using the formula in Exhibit D.

b.          AAF shall prepare, in conjunction with SFRTA, a protocol and set of requirements for maintenance of the Station Element (as defined in the DCRE) used in providing and operating passenger rail service (the “Station Maintenance Standards”). In the event that SFRTA elects to maintain any of the portion of the Tri-Rail Station Improvements that are used exclusively by SFRTA, then SFRTA shall maintain such elements to the Station Maintenance Standards. AAF shall establish at the beginning of each SFRTA fiscal year commencing with Station/Track Availability, an estimated budget for such costs attributable to AAF and SFRTA, and upon receipt of an invoice from AAF in the O/M and Dispatch Invoice Format (which shall be in the format attached hereto as Exhibit G) for that fiscal year, SFRTA shall pay to AAF on the first day of each calendar month one-twelfth (1/12) of the total amount of the estimated annual budget attributable to SFRTA (“Monthly Station O/M Costs”). If Station/Track Availability occurs in the middle of a SFRTA fiscal year, the Parties shall develop an estimated budget for the portion of the SFRTA fiscal year, and SFRTA shall pay an equal monthly share of such Monthly Station O/M costs for the remainder of that SFRTA fiscal year. Subsequent to the expiration of the third year after the certificate of occupancy has been received for the components of the MiamiCentral Project, the Parties shall amend this process to limit annual increases in controllable Station O/M Costs, i.e. those costs that are not set by other third parties outside of AAF’s control, such as property taxes, so that SFRTA shall have some limitation on these costs for budgeting purposes. Within thirty (30) days following the end of each SFRTA fiscal year, AAF or the Shared Facilities Manager, as applicable, shall provide SFRTA with a statement of the actual MiamiCentral Station Common Area Maintenance Costs incurred during the prior fiscal year, using the O/M and Dispatch Invoice Format included in Exhibit G of this Agreement. AAF shall determine and notify SFRTA in writing (the “Notification”) as to whether the payments made by SFRTA during the prior fiscal year based on the estimated budget have resulted in: (i) overpayment by SFRTA, in which case AAF or Shared Facilities Manager, as applicable, shall promptly refund the excess payment amount to SFRTA but no later than sixty (60) calendar days after the date of the Notification; or (ii) underpayment by SFRTA in which case SFRTA shall promptly pay AAF the amount due in accordance within the time frames required by the Local Government Prompt Payment Act and the process outlined in Exhibit E, following SFRTA’s receipt of a complete invoice from AAF or the Shared Facilities Manager. Any disputes regarding the amount owed or due to AAF as a result of such determination shall be governed by the Local Government Prompt Payment Act and the process outlined in Exhibit E and shall not be subject to the suspension of the Easement outlined in Section IX.2; provided, however, that any failure on the part of SFRTA to pay an amount determined to be due by such Dispute Resolution Process shall be an Event of Default. AAF shall be required to (i) keep accurate books and records reflecting the O/M Costs in accordance with sound and generally accepted accounting principles consistently applied, and (ii) make such records, and reasonable supporting detail, available for examination during normal business hours upon reasonable notice by SFRTA and its representatives; provided that any such examination or audit shall be at SFRTA’s sole cost and expense, unless the audit discloses a discrepancy of 10% or more in the actual costs reported by AAF or the Shared Facilities Manager for the O/M Costs, in which event AAF or the Shared Facilities Manager shall be responsible for all third party auditor costs incurred by SFRTA which are associated with the audit. In addition, if the audit discloses any (i) overpayment by AAF or the Shared Facilities Manager, then AAF or the Shared Facilities Manager shall refund the excess payment amount to SFRTA within thirty (30) days of the written notice of the audit determination from SFRTA and agreement as to such excess payment; or (ii) underpayment by SFRTA, then SFRTA shall promptly pay AAF the amount due in accordance within the time frames required by the Local Government Prompt Payment Act and Exhibit E.

c.          SFRTA shall be responsible for security and all maintenance required for the Tri-Rail Station Improvements, excluding maintenance of the elevators and escalators (which are included in the Common Area Station Maintenance), and any other portion of the MiamiCentral Station which it occupies solely, based upon the station area maintenance cost allocation methodology set forth in Exhibit D, and consistent with the Station Maintenance Standards, regarding maintenance activities.

d.          SFRTA and AAF (including if there is Non-SFRTA Commuter Railroad Service) shall share the cost of maintaining the Joint Infrastructure portion of the Viaduct/Station Segment based on a 50/50 percentage allocation. SFRTA and AAF shall each maintain its exclusive tracks and infrastructure, unless the Parties reach mutual agreement otherwise to maintain such tracks and infrastructure collectively. If AAF permits any Non-SFRTA Commuter Railroad Operator to use the Viaduct/Station Segment, then SFRTA and AAF shall address a reallocation of the share of maintenance costs within sixty (60) days of the Non-SFRTA Commuter Railroad Service commencing revenue service over such Segment. It is understood and specifically agreed, subject to the requirements of Section XX, that AAF and SFRTA shall have the exclusive right to use the tracks constructed and dedicated to their use throughout the term of this Agreement. Specifically, commencing at Station 19251+7.13, one track is for SFRTA’s exclusive use by SFRTA for the provision by SFRTA of the SFRTA Commuter Railroad Service which expands into two tracks for SFRTA’s exclusive use for the provision by SFRTA of its Commuter Railroad Service (“SFRTA Exclusive Tracks”), and commencing at Station 19246+83.72, one track is for AAF’s exclusive use for either or both of Intercity Passenger Service or Non-SFRTA Commuter Railroad Service and which expands into two (2) tracks and then three (3) tracks for AAF’s exclusive use for either or both of Intercity Passenger Service or Non-SFRTA Commuter Railroad Service (“AAF Exclusive Tracks”). The Viaduct/Station Segment shall be maintained to FRA Class 4 standards. AAF shall, in its sole discretion, select the entity which shall provide maintenance on the Viaduct/Station Segment. If AAF elects, in its sole discretion, to contract the maintenance of the Viaduct/Station Segment to SFRTA, SFRTA shall attempt to negotiate an amendment to Agreement No. 14-012 between SFRTA and VTMI for Maintenance of Way Services (the “SFRTA VTMI Contract”), the terms of which must be agreeable to AAF (the “VTMI Viaduct/Station Segment Amendment”). The VTMI Viaduct/Station Segment Amendment shall contain provisions similar to those outlined in Section IV.2, below, unless clearly inapplicable. If SFRTA is unable to reach an agreement with VTMI, AAF shall obtain the services of another contractor (which may be FECR) to provide maintenance services for the Viaduct/Station Segment at a cost mutually agreeable to both AAF and SFRTA. All such maintenance services shall be inclusive of any utility costs.

e.          Utilities.

i.          FECR shall initiate, contract for and obtain, in its name, all utility services, including gas, electricity, telephone, water and sewer connections and services, required to support Intercity Passenger Railroad Service, Commuter Railroad Service and Freight Railroad Service on, along and over the Corridor. FECR shall pay directly to the providers of such services all charges for such services as they become due and payable. The cost and expense for such services shall be considered a cost of maintenance of the Corridor and shall be allocated among the Parties and any provider of Non-SFRTA Commuter Railroad Service, if applicable, in the manner set forth in Exhibit D to this Agreement.

ii.          AAF shall separately initiate, contract for and obtain all utility services, including gas, electricity, telephone, water and sewer connections and services, required for AAF’s exclusive areas with the MiamiCentral Station and the AAF’s Exclusive Tracks on the Viaduct Station Segment. AAF shall pay directly to the providers of such services all charges for such services. AAF shall also separately initiate, contract for and obtain, in its name, all utility services, including gas, electricity, telephone, water and sewer connections and services, required for the common areas at the MiamiCentral Station. AAF shall pay directly to the providers of such services all charges for such services for the common areas and the cost and expense for such services shall be allocated among AAF and SFRTA using the allocation in Exhibit D for common area maintenance costs. In the event the Non-SFRTA Commuter Railroad Service is initiated, the MiamiCentral Common Area Maintenance Costs shall be reapportioned to account for the presence of such third party operator at the MiamiCentral Station.

iii.          SFRTA shall separately initiate, contract for and obtain all utility services, including gas, electricity, telephone, water and sewer connections and services, required for the Tri-Rail Station Improvements at the MiamiCentral Station and the SFRTA Exclusive Tracks on the Viaduct Station Segment. SFRTA shall pay directly to the providers of such services all charges for such services.

iv.          In the event that SFRTA cannot separately contract for the some or all of the utility services in paragraph iii, above, then AAF shall contract for them and SFRTA shall pay AAF its share of the costs based on usage.

2.          Trackage and Related Infrastructure Costs.

a.          The Corridor shall be maintained to FRA Class 4 standards.

b.          Maintenance of each Party’s respective rolling stock, onboard PTC and other associated rolling stock and locomotive equipment shall be performed by and at the cost of that Party.

c.          FECR shall have the exclusive right to perform the work associated with the maintenance of the Corridor. The sums which SFRTA shall pay to FECR for such maintenance shall be the amounts set forth in Exhibit D escalating annually at the percentage increase in the Association of American Railroads (“AAR”) Annual Index of Chargeout Prices and Wage Rates (1997=100)-East, with 2015 used as the base, (the “Escalation Percentage”) for the first three (3) years and thereafter unless mutually agreed to the contrary, provided, however, after the 3-year period from the Effective Date, the Parties will evaluate whether the Escalation Percentage should be adjusted. Notwithstanding the foregoing, if AAF operates or designates a third party to operate Non-SFRTA Commuter Railroad Service on the North/South Segment, the Viaduct/Station Segment or at the MiamiCentral Station, the Parties shall renegotiate the percentage allocation for the costs of maintenance of the Corridor. If FECR elects to contract the maintenance of the Corridor to SFRTA, SFRTA shall attempt to negotiate an amendment to the SFRTA VTMI Contract the terms of which must be agreeable to FECR. The contract terms between SFRTA and VTMI for maintenance of the Corridor (“VTMI Corridor Amendment”), shall include the following:

i.          All costs associated with maintaining and repairing the Corridor, such as trackage, signals and communication facilities on the Corridor shall be allocated based on the percentage set forth on Exhibit D attached hereto (“Operating and Maintenance Costs”). FECR shall offset the Operating and Maintenance Costs assessed to FECR, SFRTA and AAF with funds received by governmental authorities with respect to grade crossings.

ii.          The format for invoicing the Operating and Maintenance Costs is attached as Exhibit G hereto (“O/M and Dispatch Invoice Format”).

iii.          VTMI shall invoice the Operating and Maintenance costs in accordance with the process outlined as follows: VTMI and the Parties have established a budget for such costs attributable to FECR, AAF, and SFRTA, and upon receipt of an invoice from VTMI in the O/M and Dispatch Invoice Format for the SFRTA fiscal year, SFRTA, FECR and AAF shall pay to VTMI on the first day of each calendar month one-twelfth (1/12) of the total amount of the annual budget attributable to such Party (“Monthly O/M Costs”). The established budget shall be subject to the Escalation Percentage each SFRTA fiscal year. The allocation of these costs shall be as shown in Exhibit D. Any disputed amounts, by any Party, shall be addressed using the Dispute Resolution Process. SFRTA’s, AAF’s or FECR’s failure to address the disputed amounts by using the process in Exhibit E shall be an Event of Default. If the Non-SFRTA Commuter Railroad Service commences, the allocation will be revised accordingly to reflect the presence of that service.

iv.          In its management of the Corridor, FECR may request SFRTA to cause VTMI to make additional replacements or repairs needed within the Corridor. Any unforeseen or extraordinary operating and maintenance Costs may be billed by VTMI using the O/M and Dispatch Invoice Format including all supporting documentation required pursuant to Exhibit G of this Agreement. Within twenty-five (25) business days of the receipt of the invoice, FECR and AAF, as applicable, shall pay to VTMI their respective share of said costs less any disputed amounts. SFRTA shall pay to VTMI its respective share of said costs less any disputed amounts pursuant to the Local Government Prompt Payment Act. Any disputes regarding the amount owed or due from SFRTA as a result of such determination shall be governed by the Local Government Prompt Payment Act and shall not be subject to the suspension of the Easement outlined in Section IX.2.

v.          VTMI shall provide notice to FECR and AAF of all proposed maintenance activities.

vi.          Other than as set forth in the VTMI Corridor Amendment, VTMI shall not perform any work on the Corridor without the approval of SFRTA, FECR and AAF, which approval shall not be unreasonably withheld.

d.          If negotiations between SFRTA and VTMI are unsuccessful and the VTMI Corridor Amendment is not entered into, or if FECR does not agree to the terms of the VTMI Corridor Amendment, FECR agrees to perform the work associated with the VTMI Corridor Amendment at the same cost as proposed by VTMI in the VTMI Proposal (see Exhibit F), escalated in accordance with the Escalation Percentage.

e.          If negotiations are successful between VTMI and SFRTA, SFRTA shall provide a copy of the proposed VTMI Corridor Amendment to AAF and FECR for their written approval of the terms of the VTMI Corridor Amendment. AAF and FECR agree to provide approval or objections in writing within fourteen (14) days after receipt of the VTMI Corridor Amendment from SFRTA. SFRTA shall use commercially reasonable efforts to have the VTMI Corridor Amendment revised to address any objections.

f.          The VTMI Corridor Amendment shall provide that, if FECR determines that VTMI has failed to perform its duties under the VTMI Corridor Amendment, for reasons set forth in a communication to VTMI, AAF and SFRTA and which include a reasonable basis for that determination, FECR may give notice to SFRTA that it requires termination of the VTMI Corridor Amendment, which shall constitute termination for cause. If FECR requires the VTMI Corridor Amendment to be terminated for convenience or without cause, it shall be solely and entirely responsible for any and all costs permitted under law that are associated with the termination, including but not limited to mobilization costs, and FECR agrees to indemnify and hold harmless SFRTA for any costs, including but not limited to attorneys’ fees and damages, which SFRTA may incur as a result of the termination of the VTMI Corridor Amendment based on FECR’s requirement that SFRTA terminate such agreement for convenience or without cause. The foregoing notwithstanding, FECR, SFRTA and AAF will negotiate mutually agreeable termination language to be included in the VTMI Corridor Amendment. Upon termination of the VTMI Corridor Amendment, FECR shall perform the duties set forth therein at the same costs as VTMI would have performed the duties pursuant to the VTMI Corridor Amendment and AAF and SFRTA shall pay their allocated amounts to FECR.

g.          The Parties agree to place in their budget and record in their books of account an Undercutting expense in the amount of $505,000 (with each Party contributing one-third of the amount) for Corridor undercutting (“Undercutting Expense”) on the Effective Date. As funds are used to pay for such work, each of the Parties shall replenish its share of the Undercutting Expense through a rebudget and rerecording of that expense no later than the first day of the following SFRTA fiscal year. The Parties agree that they shall collectively analyze the amount to be budgeted on an annual basis. The Parties agree that in any one (1) year, no more than $1 million of Undercutting can be performed. Further, the Parties agree that in the first year of SFRTA operations on the Corridor, no more than $505,000 of Undercutting can be performed if recommended by FECR or VTMI (whoever is then currently performing the Corridor maintenance) and approved using the approval process stated herein. If FECR recommends Undercutting is required in any one fiscal year up to a cap of $1 million per year, FECR shall provide notice prior to April of any given fiscal year for such Undercutting to be performed in the following fiscal year and the Parties shall meet and reach mutual agreement as to the necessity thereof, or failing that mutual agreement, then agreement by a majority of the Parties, on the amount of the Undercutting for the upcoming fiscal year (not to exceed the $1 million cap in any SFRTA fiscal year). In that event, the Parties agree to contribute the additional funds, with each paying one-third of the amount, to bring the Undercutting Expense amount to $1 million and to replenish the Undercutting Expense amount on their respective books for the following year. The foregoing shall be analyzed every three (3) years and adjusted as required.

h.          FECR and AAF shall be third party beneficiaries to the VTMI Corridor Amendment.

i.          AAF, any Non-SFRTA Commuter Railroad Operator and/or SFRTA shall be responsible, as applicable, for increased costs, outlined in Exhibit D (Operations and Maintenance), associated with FRA regulations or other laws uniquely applicable to Intercity Passenger Railroad Service, or Commuter Railroad Service, apportioned based on timetable trains.

j.          FECR and AAF shall be invoiced jointly by VTMI for their costs and FECR and AAF shall be jointly and severally liable for the failure to pay any and all invoices when due.

k.          FECR shall have the right to perform, at its sole cost and expense, any additional maintenance in the Corridor, subject to prior mutual written agreement of the Parties, and subject to the requirement that such additional maintenance not unreasonably interfere with the operations of Intercity Passenger Railroad Service or Commuter Railroad Service except to the extent contemplated herein or agreed upon by all Parties.

V.          Lease, Easement Agreement and Bill of Sale.

1.           Lease and Easement Agreement

a.          Within the timeframes outlined in Section I, SFRTA, and AAF and FECR, as to their respective interests, shall execute an easement agreement (the “Easement Agreement”) in order to grant SFRTA a permanent perpetual easement (the “Easement”) on, along, over, under and across the Corridor, the Viaduct/Station Segment into and including a portion of the MiamiCentral Station, all as shown in the drawing attached hereto as Exhibit I, which shall include the facilities and property to be for exclusive use of SFRTA and the property and facilities to be shared with AAF, including the rights to the required Shared Facilities (as defined in the DCRE) to be utilized by SFRTA and access into the MiamiCentral Station, including, but not limited to, the stairways, elevators and escalators to the SFRTA platforms identified on the Approved Plans and Specifications, subject to the terms of this Agreement, the Easement Agreement and the Ancillary Agreements. The term of the Easement Agreement shall be perpetual, subject to the terms and conditions of this Agreement, and shall include the terms and conditions that are described in Exhibit I.

b.          AAF and SFRTA shall execute the Lease which shall grant SFRTA a lease (the “Lease”) on, along, over, under and across the platforms and a portion of the track on the Viaduct/Station Segment into the MiamiCentral Station to and including the facilities and property to be for the exclusive use of SFRTA and the property and facilities to be shared with AAF, all as shown in the drawing attached hereto as Exhibit I. The term of the Lease shall be coextensive with the term of the DCRE, including any renewals thereof, subject to the terms and conditions of this Agreement, and shall include the terms and conditions that are described in Exhibit I.

c.          AAF agrees to amend the Lease and Easement Agreement, as necessary, to grant those rights to SFRTA as may be reasonably necessary for SFRTA to utilize the Tri-Rail Improvements, including the Viaduct/Station Segment, pursuant to the terms of this Agreement.

d.          The Easement and Lease as to the portion located over aerial and ground easements shall be subject to conditions imposed by the City of Miami in the City Easement.

e.          Notwithstanding any other provision of this Agreement, of the Easement Agreement or of the Lease, FECR and/or AAF shall have the right to suspend operation of SFRTA trains over the Corridor and the Viaduct/Station Segment in the event of: (i) failure of SFRTA to pay its monthly share to VTMI for the Operating and Maintenance Costs (if VTMI maintains the Corridor) or (ii) failure by SFRTA to pay two (2) or more consecutive monthly invoices submitted by (A) FECR or AAF for the Operations and Maintenance Costs (if FECR or AAF maintains the Corridor) and/or Dispatch Costs, as defined herein, or (B) AAF or the Shared Facilities Manager for the MiamiCentral Station Common Area Maintenance Costs, in accordance with the Local Government Prompt Payment Act. Any such failure described in the foregoing sentence shall be treated as an Event of Default and addressed as outlined in Section IX herein.

f.          The Parties agree that no provisions in the Easement Agreement and/or Lease shall conflict with any provisions in this Agreement, subject to the DCRE.

2.          As a condition of this Agreement, and in order to gain access and use of the Easement Agreement and Lease, SFRTA shall pay to AAF a one-time fee of One Million Dollars ($1,000,000.00) (the “Access Fee”) upon the placement into escrow of the Lease and the Easement Agreement. SFRTA agrees that if, at the time of Station/Track Availability, it is necessary to revise the Easement Agreement or the Lease legal description(s) to comport with the as-builts, SFRTA will approve such changes in the legal descriptions pursuant to the process outlined in Section I.5.

3.          SFRTA shall cooperate with AAF in securing an agreement with FDOT that will: (a) grant AAF the right to operate on the Future New River Bridge if and when that bridge is constructed; (b) assure that the bridge shall have the necessary infrastructure and capacity to handle AAF’s Intercity Passenger Rail operations in addition to any SFRTA Commuter Railroad Service; and (c) provide that the bridge and associated infrastructure shall facilitate AAF’s access between its trackage and the Future New River Bridge trackage, with no maintenance payments or other access fee payable by AAF for use of the future New River Bridge. The Parties specifically acknowledge that the cost of construction of any track and signal, infrastructure, as may be required to allow AAF to have access to the infrastructure on the Future New River Bridge, shall be the subject of an agreement between and among FDOT, FECR and AAF (and possibly SFRTA) and that SFRTA shall cooperate with AAF and FECR in securing such an agreement.

VI.          Design and Construction of Stations and Track Improvements.

1.          FDOT has engaged FECR to perform the design and construction of the New Iris Improvements pursuant to that certain Design and Construction Agreement dated June 5, 2015 (the “DCA”) between FECR and FDOT, which shall also govern the arrangements between and among the parties to the DCA related to the construction of the New Iris Improvements. All engineering associated with the New Iris Improvements shall be performed to the satisfaction of FECR’s chief engineer and in accordance with the terms of the DCA. FDOT shall be responsible for all costs associated therewith, which costs are currently anticipated to be funded pursuant to the TIGER Grant and other participating entities, including FECR, CSXT and SFRTA.

2.          With respect to the Tri-Rail Station Improvements, on or prior to the payment of any monies by SFRTA to AAF for the Tri-Rail Station Improvements, except as outlined in Section II.l.b herein: (i) AAF and SFRTA will enter into an agreement which shall govern the arrangements between AAF and SFRTA related to the design and construction of the Tri-Rail Station Improvements, SFRTA’s inspection rights related to the work to be performed by AAF on behalf of SFRTA and any other necessary provisions (the “Development Agreement”) in substantially the form attached hereto as Exhibit H; (ii) AAF, SFRTA and AAF’s general contractor will enter into an agreement addressing compliance with s. 255.05, F.S., the surety bond requirements of s. 255.05, F.S. (the “Joinder”), in substantially the form attached hereto as Exhibit A to the Development Agreement, and (iii) AAF’s general contractor and its surety will enter into a dual obligee rider adding SFRTA as an additional obligee to the Performance and Payment Bond No. 09042373 (the “Dual Obligee Rider”), in substantially the form attached hereto as Exhibit A-1 to the Development Agreement.

3.          AAF, FECR and SFRTA shall enter into Tri-Rail Trackage Improvements Agreement, which shall provide that SFRTA shall be solely responsible for the Cost of the Tri-Rail Trackage Improvements, including the Embankment, as provided for herein, but SFRTA shall not have any liability for any additional costs (in excess of the Cost of the Tri-Rail Trackage Improvements) associated with the Tri-Rail Trackage Improvements, except for any changes to the work requested solely by SFRTA.

4.          Construction related matters and changes to the Approved Plans and Specifications requested by SFRTA or made by AAF shall be pursuant to the terms of the Development Agreement.

VII.          FDG Flagler Station II LLC.

FDG Flagler Station II LLC (“PI”) has an easement on the Corridor for non-rail uses. PI shall have the right to continue to access the Corridor and grant easements, licenses and leases to its affiliates or third parties pursuant to the terms of those certain agreements between AAF, PI and FECR, provided that such agreements, or any actions or activities permitted by them, do not unreasonably interfere with the rail operations of SFRTA, AAF or FECR. Further, SFRTA, AAF and FECR shall not unreasonably interfere with PI’s rights unless PI is compensated for such reduction of rights based on the fair market value of such rights at the time of any such interference. AAF, FECR and SFRTA agree that they must coexist in good faith in the use of the Corridor.

VIII.          Liability and Insurance

1.          Allocation of Liability Between and Among SFRTA, AAF, FECR and Non-SFRTA Commuter Rail Operator.

SFRTA shall indemnify AAF and FECR, and AAF and FECR shall indemnify SFRTA in accordance with the terms specified in this Section VIII.1.

a.          Except as specifically provided in this Section VIII., SFRTA shall forever protect, defend, indemnify, and hold harmless FECR, its officers, agents, and employees, successors and assigns, from and against any liability, cost, and expense, including, but not limited to SFRTA’s Commuter Rail Passengers, and Rail Corridor Invitees, in or on or about the Corridor or Viaduct/Station Segment, regardless of whether the loss, damage, destruction, injury, or death giving rise to any such liability, cost, or expense is caused in whole or in part, and to whatever nature or degree, by the fault, failure, negligence, misconduct, nonfeasance, or misfeasance of FECR, or its officers, agents, and employees, successors and assigns, or any other person or persons whomsoever.; or

b.          Except as specifically provided in this Section VIII., SFRTA shall forever protect, defend, indemnify, and hold harmless AAF, and its officers, agents, and employees, successors and assigns, from and against any liability, cost, and expense, including, but not limited to, SFRTA’s Commuter Rail Passengers, and Rail Corridor Invitees, in or on or about the Corridor or Viaduct/Station Segment, regardless of whether the loss, damage, destruction, injury, or death giving rise to any such liability, cost, or expense is caused in whole or in part, and to whatever nature or degree, by the fault, failure, negligence, misconduct, nonfeasance, or misfeasance of AAF or its officers, agents, and employees, successors and assigns, or any other person or persons whomsoever.

c.          The assumption of liability of SFRTA may not in any instance exceed the following parameters of allocation of risk:

i.          SFRTA shall be solely responsible for any loss, injury, or damage to SFRTA’s Commuter Rail Passengers, or Rail Corridor Invitees, or trespassers (other than passengers or invitees of the Non-SFRTA Commuter Railroad Service), regardless of circumstances or cause, subject to the terms and provisions of this Section VIII.1.

ii.          FECR shall, with respect to a Limited Covered Accident, protect, defend, and indemnify SFRTA for the amount of the SIRA.

iii.          AAF shall, with respect to a Limited Covered Accident, protect, defend, and indemnify SFRTA for the amount of the SIRA.

d.          When only one train is involved in an incident, including incidents with trespassers or at grade crossings, SFRTA shall be solely responsible for any loss, injury, or damage if the train is an SFRTA train.

e.          When an incident occurs with only FECR’s train involved, including incidents with trespassers or at grade crossings, FECR shall be solely responsible for any loss, injury, or damage, except for SFRTA’s Commuter Rail Passengers, SFRTA employees and SFRTA Rail Corridor Invitees; or

f.          When an incident occurs with only AAF’s train involved, including incidents with trespassers or at grade crossings, AAF shall be solely responsible for any loss, injury, or damage, except for SFRTA’s Commuter Rail Passengers, SFRTA employees and SFRTA Rail Corridor Invitees.

g.          For the purposes of this subsection:

i.          An “Other Train” is a train that is neither SFRTA’s train, nor FECR’s train, nor AAF’s train, nor a train of a Non-SFRTA Commuter Rail Service Operator nor a train of any other operator of Intercity Rail Passenger Service, and shall be treated as a train of the Party to this Agreement that made the initial request for the train to operate on the Corridor or the Viaduct/Station Segment.

ii.          Allocation of liability in an incident involving any Other Train that is an SFRTA train, pursuant to the definition of “Other Train,” and is involved in an incident shall be treated as an SFRTA train, solely for purposes of any allocation of liability between SFRTA and FECR, and SFRTA and FECR shall share responsibility equally as to third parties outside the Corridor or Viaduct/Station Segment who incur loss, injury, or damage as a result of any incident involving both SFRTA’s train and FECR’s train, and the allocation as between SFRTA and FECR, regardless of whether the Other Train is treated as a SFRTA train, shall remain one-half each as to third parties outside the Corridor or Viaduct/Station Segment who incur loss, injury, or damage as a result of the incident. The involvement of any Other Train shall not alter the sharing of equal responsibility as to third parties outside the Corridor or Viaduct/Station Segment who incur loss, injury, or damage as a result of the incident; or

iii.          Allocation of liability in an incident involving any Other Train that is an SFRTA train, pursuant to the definition of “Other Train,” and is involved in an incident shall be treated as an SFRTA train, solely for purposes of any allocation of liability between SFRTA and AAF only, and SFRTA and AAF shall share responsibility equally as to third parties outside the Corridor or Viaduct/Station Segment who incur loss, injury, or damage as a result of any incident involving both a SFRTA train and AAF’s train, and the allocation as between SFRTA and AAF regardless of whether the Other Train is treated as a SFRTA train, shall remain one-half each as to third parties outside the Corridor or Viaduct/Station Segment who incur loss, injury, or damage as a result of the incident. The involvement of any Other Train shall not alter the sharing of equal responsibility as to third parties outside the Corridor or Viaduct/Station Segment who incur loss, injury, or damage as a result of the incident.

h.          When more than one train is involved in an incident:

i.          If only SFRTA’s train and FECR’s train, or only an Other Train that is an SFRTA train by definition, and FECR’s train, are involved in an incident, SFRTA shall be responsible for its property and all of its people, all SFRTA’s Commuter Rail Passengers, SFRTA employees and SFRTA Rail Corridor Invitees, FECR shall be responsible for its property and all of its employees and FECR Rail Corridor Invitees, and SFRTA and FECR shall each share one-half responsibility as to the Joint Infrastructure and Rail Corridor Invitees who are not SFRTA Rail Corridor Invitees or FECR Rail Corridor Invitees, including but not limited to trespassers or third parties outside the Corridor or Viaduct/Station Segment who incur loss, injury, or damage as a result of the incident; or

ii.          If only SFRTA’s train and AAF’s train, or only an Other Train that is by definition an SFRTA train and AAF’s train, are involved in an incident, SFRTA shall be responsible for its property and all of its people, all SFRTA’s Commuter Rail Passengers, SFRTA employees and SFRTA Rail Corridor Invitees, and AAF shall be responsible for its property and all of its employees, AAF’s Intercity Rail Passengers and AAF Rail Corridor Invitees, and SFRTA and AAF shall each share one-half responsibility as to the Joint Infrastructure and Rail Corridor Invitees who are not SFRTA Rail Corridor Invitees or AAF Rail Corridor Invitees, including but not limited to trespassers or third parties outside the Corridor or Viaduct/Station Segment who incur loss, injury, or damage as a result of the incident.

iii.          If a FECR train, a SFRTA’s train and an AAF’s train are involved in an incident, SFRTA shall be responsible for its property and all of its people, all SFRTA’s Commuter Rail Passengers, SFRTA employees and SFRTA Rail Corridor Invitees, and AAF shall be responsible for its property and all of its employees, AAF’s Intercity Rail Passengers and AAF Rail Corridor Invitees, FECR shall be responsible for its property and all of its employees and FECR Rail Corridor Invitees and SFRTA, FECR and AAF shall each share one-third responsibility as to the Joint Infrastructure and Rail Corridor Invitees who are not SFRTA Rail Corridor Invitees or AAF Rail Corridor Invitees or FECR Rail Corridor Invitees, including but not limited to trespassers or third parties outside the Corridor or Viaduct/Station Segment who incur loss, injury, or damage as a result of the incident.

iv.          If SFRTA’s train, FECR train, and AAF’s train are involved in an incident, the allocation of liability among SFRTA, FECR, and AAF, shall be one-third each as to third parties outside the Corridor or Viaduct/Station Segment who incur loss, injury, or damage as a result of the incident.

i.          If SFRTA’s train, FECR’s train, and any Other Train are involved in an incident, the allocation of liability between SFRTA, FECR and the Other Train, shall be one-third each as to third parties outside the Corridor or Viaduct/Station Segment who incur loss, injury, or damage as a result of the incident; or

j.          If SFRTA’s train, AAF’s train, and any Other Train are involved in an incident, the allocation of liability among SFRTA, AAF and the Other Train, shall be one-third each as to third parties outside the Corridor or Viaduct/Station Segment who incur loss, injury, or damage as a result of the incident.

k.          Notwithstanding anything to the contrary set forth in this Section VIII., SFRTA shall not be obligated to indemnify FECR and AAF for any amount in excess of the Insurance Coverage Limit. Whether or not SFRTA maintains the insurance coverage required pursuant to Section VIII.4. of this Agreement to cover the indemnification obligations of Section VIII.1. of this Agreement, SFRTA shall remain responsible for the indemnification obligations set forth in Section VIII.1. up to the Insurance Coverage Limit.

1.          Non-SFRTACommuter Railroad Service.

i.          The Parties agree that if the Non-SFRTA Commuter Rail Service is provided by an entity under contract with AAF, the Parties shall use good faith efforts to negotiate an agreement for allocation of liability between the Non-SFRTA Commuter Rail Service Operator and SFRTA.

ii.          If the Parties are unable to reach agreement prior to the start of operations by the Non-SFRTA Commuter Rail Service Operator, SFRTA may elect (at its sole discretion) to either: (x) treat the Non-SFRTA Commuter Rail Service Operator for the purposes of this Section VIII the same as AAF, and give the same rights and obligations to that entity as are provided in this Section VIII to AAF; or (y) elect to leave the resolution of any matters involving Non-SFRTA Commuter Rail Service including Commuter Rail Passengers of the Non-SFRTA Commuter Rail Service to the allocation of liability that is provided under the applicable laws of the State of Florida.

m.          Order of Preference of Agreements between AAF and FECR. In the event of a conflict between this Agreement and the Joint Use Agreement between AAF and FECR dated June 13, 2014, then the terms and conditions of the Joint Use Agreement shall govern, as between AAF and FECR.

2.          Assignment to FDOT.

a.          In the event FDOT agrees to the Assignment Conditions outlined in Section VIII.2.b.(i)-(v) below, then SFRTA’s obligation to indemnify AAF and FECR as described in Section VIII.1 above and to provide the insurance described in Section VIII.4.c-e shall terminate upon such assignment to FDOT. If FDOT does not agree to the Assignment Conditions outlined in Section VIII.2.b.(i)-(v) below, then SFRTA shall continue to indemnify AAF and FECR as described in Section VIII.1, above and to provide the insurance described in Section VIII.4.c-e.

b.          If FDOT agrees to the following conditions listed in items (i) – (v), below (the “Assignment Conditions”), then SFRTA shall have the right to assign to FDOT, subject to FDOT’s approval but not subject to further approval by the rest of the Parties, the Lease or Easement or applicable portions thereof:

(i)          FDOT agrees to indemnify AAF and FECR pursuant to the Legislative Amendments;

(ii)          FDOT agrees to permit the application of the SFRC Insurance Program (which is defined as FDOT’s statutory self-insurance retention fund of $10 million and the excess liability insurance policies described in Exhibit J) to the SFRTA Commuter Railroad Service over the Corridor and Viaduct/Station Segment, with AAF and FECR as insureds on Schedule A as addressed herein;

(iii)          FDOT agrees to accept the assignment of the Lease or Easement or applicable portions thereof;

(iv)          FDOT agrees that it will grant AAF the right to operate on the Future New River Bridge if and when that bridge is constructed, that the bridge shall have the necessary infrastructure and capacity to handle AAF’s Intercity Passenger Rail operations in addition to any SFRTA Commuter Railroad Service, will facilitate AAF’s access between its trackage and the Future New River Bridge trackage, with no maintenance payments or other access fee payable by AAF for use of the future New River Bridge; and

(v)          FDOT and SFRTA amend the Operating Agreement between SFRTA and FDOT for the South Florida Rail Corridor dated June 13, 2013, to allow for SFRTA to continue assuming the obligations under the Easement and/or Lease or applicable portions thereof, assigned to FDOT to operate the SFRTA Commuter Railroad Service as permitted in the Agreement.

c.          Nothing herein shall be construed to suggest that, as of the Effective Date of this Agreement, FDOT has already agreed to accept the assignment conditions contained in Section VIII.2.b.

3.          Legislative Amendments. If the Florida Legislature concludes that it would prefer to have specific legislative authority for the indemnification provided by SFRTA pursuant to this Agreement, rather than relying on the common law rights of SFRTA to undertake indemnification obligations by agreement, upon adoption of the Legislative Amendments, the liability of the Parties shall be governed by those Legislative Amendments.

4.          Insurance

a.          AAF shall carry Two Hundred Ninety-Five Million Dollars ($295,000,000.00) per occurrence in railroad liability insurance which amount shall be adjusted in accordance with applicable law. AAF shall name the other Parties as insureds under Schedule A at no cost to SFRTA and shall bear the cost of any deductible or self-insured retention that AAF may elect to carry as part of its insurance program.

b.          FECR shall carry Two Hundred Million Dollars ($200,000,000.00) per occurrence in railroad liability insurance.

c.          SFRTA shall obtain a railroad liability policy of Two Hundred Ninety-Five Million Dollars ($295,000,000.00) per occurrence which amount shall be adjusted in accordance with applicable law (“Insurance Coverage Limit”), with a Five Million Dollars ($5,000,000.00) self-insurance retention account (“SIRA”) which in combination with the coverages below, as described in Exhibit J, shall comprise the SFRTA Insurance Program. Since the SIRA is a part of the SFRTA Insurance Program, all definitions, terms, conditions, restriction, exclusions and obligations and duties included in any and all of the policies of insurance procured by SFRTA for the SFRTA Insurance Program shall apply to the SIRA and its application to Claims (as defined in Section VIIL8.a.) against the Parties. SFRTA shall name FECR and AAF as insureds on Schedule A on any policies it procures pursuant to this Section VIII.4.C, at no cost to AAF and FECR, and shall ensure that all policies shall have a waiver of exclusion for punitive damages and FELA coverage. Such policies shall also include terrorism coverage. In addition, in the event SFRTA requires any of its contractors that are providing services related to the SFRTA Commuter Rail Service on the Corridor or the Viaduct/Station Segment or at the MiamiCentral Station to provide a Commercial General Liability (“CGL”) insurance policy, SFRTA shall require those contractors to include AAF and FECR as an additional insured on each of their policies.

The SFRTA Insurance Program shall include the following elements:

(i)          The railroad liability policy shall include coverage for pollution, including without limitation, coverage applicable in the event of a railroad accident, derailment or overturn; evacuation expense coverage;

(ii)          All SFRTA railroad liability policies shall include: an Occurrence form; no rail exclusions; no other endorsements limiting coverage with respect to obligations under agreement; insurers waive right of subrogation against FECR and AAF (unless securing such waiver causes SFRTA to incur any additional cost, in which event AAF and/or FECR shall bear such cost or waive the requirement); a statement that the policy is primary and non-contributing with respect to insurance carried by FECR and AAF (unless such statement is not commercially available from SFRTA’s insurers or securing such statement causes SFRTA to incur any additional cost, in which event FECR and/or AAF shall bear such cost or waive the requirement); a severability of interest endorsement; FECR and AAF to be included on Schedule A of each policy;

(iii)          Insurance companies used by SFRTA shall be rated A- and Class VII or better;

(iv)          The insurance companies shall be required to provide thirty (30) days’ notice to AAF and FECR prior to cancellation, substitution or material alteration;

(v)          SFRTA shall provide a certificate of insurance annually reflecting requirements/endorsements identified herein. All Parties shall provide the other Parties with evidence of insurance with the premium paid in advance and pay costs in advance.

d.          The Parties specifically agree that the foregoing obligations of SFRTA to maintain insurance for the benefit of FECR and AAF pursuant to the SFRTA Insurance Program, shall survive and remain in full force and effect even if it is determined by a court of competent jurisdiction that SFRTA does not have authority to indemnify AAF and FECR as described in Section VIII.1.a. and b, above.

e.          If a court determines that SFRTA’s contractual obligation to indemnify FECR and AAF as described in Section VIII.1., above, is invalid, and such determination is upheld on appeal, if SFRTA elects to pursue an appeal, and AAF and FECR demonstrate that either of their premium for the insurance described in Section VIII.4.a. and Section VIII.4.b., above, increases by more than One Hundred Thousand Dollars ($100,000.00) as a result, then SFRTA shall pay the differential in the premium if AAF and/or FECR, as applicable, demonstrates through documentation from its underwriters that the premium increase results from the court’s ruling related to SFRTA’s contractual indemnification.

f.          If the Florida Supreme Court has overturned its decision in Fla. DOT v. Schwefringhaus, 2016 Fla. LEXIS 721 (Fla. Apr. 7, 2016), and a court of competent jurisdiction has determined that payment of funds from the SIRA is an indemnification obligation and not part of the SFRTA Insurance Program, then the SFRTA Commuter Railroad Service shall be suspended until such time as: (i) SFRTA has satisfied any claim that SFRTA was unable to pay due to the Court’s decision; and (ii) SFRTA has replaced the SIRA with a letter of credit, commercial general liability insurance policy or other equivalent instrument that will be sufficient to satisfy any such claims in the future

5.            Property Insurance. AAF and SFRTA shall obtain and maintain current broad form property insurance the term and coverages of which shall be agreed upon by AAF and SFRTA prior to the placement of the referenced insurance (“Property Insurance”) for the areas in which they exclusively operate in the MiamiCentral Station and the Viaduct/Station Segment, as more particularly described herein. FECR shall also obtain and maintain property insurance over the Corridor (“FECR Property Insurance”). AAF shall obtain and maintain Property Insurance over the Joint Infrastructure on the Viaduct/Station Segment (“AAF Property Insurance”) with an allocation of the cost of such insurance to SFRTA, and SFRTA shall be an additional insured under the AAF Property Insurance. Insurance on the common areas within the MiamiCentral Station shall be insured pursuant to the terms of the DCRE. If FECR desires to allocate a portion of the FECR Property Insurance premium to SFRTA, then SFRTA shall be made an additional named insured under the FECR Property Insurance. AAF and FECR shall each be made an additional named insured under the SFRTA Property Insurance. If the cost of the property insurance separately for the exclusive use areas, on the one hand, and for the jointly used common areas, on the other, is unreasonably more expensive than procuring insurance for the entire rail-related sections of the MiamiCentral Station, AAF or the Shared Facilities Manager shall secure one property insurance policy for the entire MiamiCentral Station. If that occurs, AAF and SFRTA will agree on a formula for sharing the premium cost for that policy. In the event of addition of Non-SFRTA Commuter Rail Service, AAF and SFRTA will adjust the formula to account for the presence of such additional service. In the event that AAF or the Shared Facilities Manager obtains the property insurance described in the DCRE, then the Parties shall not be required to procure additional property insurance as described in this Section VIII.

6.           The Parties shall maintain a Commercial General Liability (“CGL”) policy to cover the MiamiCentral Station and future stations (if applicable) on the Corridor at mutually agreed upon terms or SFRTA shall use its SIRA to meet this requirement, at its sole discretion.

7.             Sovereign Immunity.

a.           SFRTA hereby knowingly and expressly agrees that it will not raise the defense of sovereign immunity with respect to a breach of this Agreement and the indemnification obligation set forth in Section VIII, as well as any breach of the Ancillary Agreements, the Lease and the Easement Agreement. It is the intention of the parties that neither SFRTA nor any other entity acting on its behalf will assert a sovereign immunity defense in any action or proceeding concerning the enforcement of this Agreement, including the indemnification obligation set forth in Section VIII, as well as enforcement of the Ancillary Agreements, the Lease and the Easement Agreement.

b.           With respect to tort claims presented by third parties (that is, parties other than the Parties to this Agreement) against SFRTA or its contractors, nothing herein shall be deemed to waive or otherwise be interpreted as waiving SFRTA’s or SFRTA’s contractors’ sovereign immunity protections or increasing the limits of liability, all as set forth in s. 768.28, Florida Statutes, as such may be amended from time to time.

c.           Furthermore, the Parties expressly agree that this Agreement, the Lease, the Memorandum of Lease, the Easement Agreement and the Ancillary Agreements are not intended to create any third party beneficiaries.

8.             Occurrence/Claim Notification Process.

a.         For the purposes of this Section 8, the following definitions shall apply:

i.           “Occurrence” shall have the meaning ascribed to it in the railroad liability policies obtained by SFRTA to satisfy its obligation under this Agreement to provide insurance coverage to AAF and FECR in Section VIII.4. above.

ii.          “Claim” shall mean either a written notice provided by a person or entity asserting they sustained bodily injury and/or property damage as a result of an incident, accident, or Occurrence on or about the Corridor, Viaduct/Station Segment, MiamiCentral Station or Parking Garage, and which Claim has been received by an Executive Officer of the applicable Party, or a summons and complaint served on SFRTA, FECR or AAF, which complaint contains allegations that the plaintiff(s) sustained bodily injury and/or property damage as a result of an incident, accident, or Occurrence on or about the Corridor, Viaduct/Station Segment, MiamiCentral Station or Parking Garage.

b.         The following Occurrence/Claims notification process is intended to enable SFRTA to:

i.          meet its obligations under its railroad liability insurance policies to provide notice to its insurance carriers of Occurrences arising on or about the Corridor, Viaduct/Station Segment, MiamiCentral Station and Parking Garage to preserve coverage under such policy(ies) in the event the Occurrence results in a Claim; and

ii.          provide SFRTA with information regarding an Occurrence/Claim that will allow SFRTA to investigate, preserve evidence, determine if a Claim is subject to coverage, take steps to arrange for a legal defense of the Claim and otherwise manage the Occurrence/Claim.

c.          FECR and AAF shall use commercially reasonable efforts to cooperate with respect to the Occurrence/Claim process, including notifying SFRTA as soon as reasonably practicable (ninety (90) days in the case of a pollution discharge Claim) of any Occurrence/Claim if FECR or AAF believes, through its own investigation or otherwise, that the Occurrence/Claim is subject to the terms of this Agreement.

d.         SFRTA shall be responsible for notifying its railroad liability insurance carriers of all Occurrences/Claims received from FECR or AAF involving fatalities, bodily injuries or property damage losses; provided however, FECR and AAF may, but shall not be obligated to, notify SFRTA’s railroad liability insurance carriers of such Occurrences/Claims.

e.         The requirement that FECR or AAF provide notice of an Occurrence/Claim to SFRTA is in addition to and not intended to alter or supersede any incident reporting requirements FECR or AAF has under 49 C.F.R. Part 225 - Railroad Accidents/Incidents: Reports Classification, and Investigations.

f.          AAF or FECR shall provide SFRTA with the following information along with the notice of an Occurrence/Claim within a reasonably practicable timeframe after the information becomes known to FECR or AAF:

i.          Date of Loss

ii.         Location

iii.        Claimant(s)

iv.        Date Reported

v.         Brief description of Occurrence/Claim

vi.        Injuries or damages alleged

vii.       Copies of any non-confidential written reports prepared by or for AAF or FECR regarding the Occurrence

viii.      Any written communications received from a claimant or a claimant’s attorney

ix.         Any summons or complaint received

x.          Any video recordings depicting the Occurrence/Claim

g.         Upon receiving the Occurrence/Claim, SFRTA shall:

i.          if a Claim is not a summons or complaint, have ten (10) business days to perform its own investigation of the Claim to determine whether the Claim is subject to coverage pursuant to Section VIII of this Agreement. FECR or AAF shall cooperate and assist SFRTA in its investigation, as reasonably requested. Following its investigation, but no later than fifteen (15) business days following SFRTA’s receipt of the Claim, SFRTA shall provide FECR and AAF with written notice of its coverage determination. If SFRTA determines there is no coverage, FECR or AAF may contest SFRTA’s determination through the dispute resolution procedure contained in Section XI of this Agreement or exercise any other remedies provided to them in this Agreement. If, during SFRTA’s investigation of the Claim, FECR or AAF is served with a summons and complaint and FECR and AAF is required to incur legal expenses in preparing a response to the complaint, and, thereafter, SFRTA, a Court, or an arbitrator determines FECR or AAF is entitled to coverage, SFRTA shall reimburse FECR or AAF for any legal expenses incurred up until such time as SFRTA assumes the defense of the complaint.

ii.          if the Claim is a summons and complaint upon which a coverage determination has already been made by pursuant to Section VIII.8.g.i., above, either provide a defense to FECR or AAF or, if coverage had previously been denied, SFRTA shall advise FECR or AAF of SFRTA’s previous non-coverage determination. In the event SFRTA is required to provide a defense to FECR and AAF for any Claim, FECR and AAF shall use commercially reasonable efforts to cooperate with and act in good faith with respect to SFRTA’s defense on behalf of FECR and AAF.

iii.          notify FECR and AAF in writing as soon as reasonably practicable (ninety (90) days in the case of a pollution discharge Claim) of SFRTA receiving any Occurrence/Claim against SFRTA, AAF or FECR regardless of the severity of the injury or value of loss that arises from an Occurrence/Claim on or about the Corridor, Viaduct/Station Segment, MiamiCentral Station and Parking Garage and provide the information contained in Section VIII.8.f. above along with the notice of an Occurrence/Claim within a reasonably practicable timeframe after the information becomes known to SFRTA.

h.           Within sixty (60) days of the end of each annual policy period, SFRTA will provide AAF and FECR with a written reminder to submit to SFRTA notices of Occurrence of any events that arose during the then-current policy period that have not been previously provided to SFRTA and notices of Occurrence of any events that may arise prior to the end of such policy period.

i.          The Parties agree that each will use commercially reasonable efforts to comply with all of the obligations set forth herein. Notwithstanding anything to the contrary in this Section VIII.8., this Occurrence/Claims process is not intended to modify or limit any of SFRTA’s obligations under this Section VIII., including, but not limited to, SFRTA’s indemnification and insurance coverage obligations. Failure of FECR or AAF to comply with the terms of this Section VIII.8. shall not constitute a defense by SFRTA to the indemnification and insurance coverage obligations set forth herein except that the failure of FECR or AAF to comply with the notification provisions of this Section VIII.8. will constitute a defense to SFRTA’s indemnification and insurance coverage obligations above the SIRA amount in the following circumstances: (i) SFRTA did not have knowledge of the Occurrence/Claim prior to receipt of notification thereof by FECR or AAF, and (ii) a final and nonappealable court order has adjudicated that SFRTA’s rail liability insurance carrier is not required to provide insurance coverage under the policies identified in Exhibit J (or successor policies) solely due to SFRTA’s failure to provide proper notification of the Occurrence/Claim to its carrier, which improper notification was a direct result of FECR’s or AAF’s failure to comply with the terms of this Section VIII.8.

IX.          Default/Remedies.

1.        The following will be Events of Default by SFRTA:

a.          failure to pay the Access Fee, or the entire Cost of the Tri-Rail Trackage Improvements or the entire Cost of the Tri-Rail Station Improvements when required to do so by this Agreement, the Easement Agreement, the Lease, the Memorandum of Lease or the Ancillary Agreements,

b.          failure to pay sums due pursuant to this Agreement in accordance with the Local Government Prompt Payment Act, and such failure continues for twenty (20) days after written notice from AAF or FECR to SFRTA;

c.          failure to pay Operating and Maintenance Costs as required by this Agreement and within the stated timeframes;

d.          failure to promptly perform or comply with any of the nonmonetary obligations of SFRTA that are specifically set forth in this Agreement, and such failure continues uncured for a period of thirty (30) days after written notice from AAF or FECR to SFRTA, unless:

(i)          such failure, by its nature, is not capable of being cured within such period (including but not limited to any failure for which a cure is conditioned upon approval by an applicable regulatory agency or other third party with jurisdiction with respect to which SFRTA does not have control over such approval), and

(ii)         within such period, SFRTA commences to cure such failure and thereafter diligently prosecutes the cure thereof, and

(iii)        SFRTA causes such failure to be cured no later than ninety (90) days after the date of such notice from FECR or AAF,

e.          failure of SFRTA to pay applicable insurance premium amounts or maintain applicable insurance coverage in accordance with Section VIII.4,

f.          failure of SFRTA to indemnify FECR and AAF in accordance with Section VIII.1. as supplemented by Section VIII.4.f., or

g.         breach of a representation or warranty set forth in Section XXI, shall constitute an immediate Event of Default.

2.         Upon the occurrence of any Event of Default set forth in Section IX.1 or upon the events described in Section V.1.e., above, AAF and FECR shall be entitled to suspend operation of SFRTA trains over the Easement and access to the MiamiCentral Station. Prior to recommencing the SFRTA Commuter Rail Service, SFRTA shall be required to pay any and all unpaid Suspension Maintenance Costs, if applicable, together with interest at twelve (12%) percent annually from the time of such payments. The foregoing remedy shall not preclude AAF or FECR from pursuing any other remedies permitted by law with respect to any Event of Default set forth in paragraph IX.1, above. AAF’s or FECR’s election not to enforce one or more of the remedies upon an event of default shall not constitute a waiver thereof.

3.         The following will be Events of Default by AAF or FECR:

a.         failure to pay sums due pursuant to this Agreement no later than twenty-five (25) business days after they are due and such failure continues for twenty (20) days after written notice from SFRTA to AAF and/or FECR,

b.         failure to pay applicable VTMI Operating and Maintenance Costs within twenty-five (25) business days after they are due, and such failure continues twenty (20) days after written notice to AAF and/or FECR;

c.         failure to promptly perform or comply with any of the nonmonetary obligations set forth in the Easement, as applicable, and/or this Agreement as they apply to AAF and/or FECR, and such failure continues uncured for a period of thirty (30) days after written notice from SFRTA to AAF and/or FECR, unless (A) such failure, by its nature, is not capable of being cured within such period (including but not limited to any failure for which a cure is conditioned upon approval by an applicable regulatory agency or other third party with jurisdiction with respect to which AAF and/or FECR do not have control over such approval), and (B) within such period, AAF and/or FECR commences to cure such failure and thereafter diligently prosecutes the cure thereof, and (C) AAF and/or FECR causes such failure to be cured no later than ninety (90) days after the date of such notice from SFRTA, or

d.         failure of AAF and/or FECR to complete the Tri-Rail Station Improvements or the Tri-Rail Trackage Improvements within two (2) years of the Effective Date, unless SFRTA has failed to pay the entire Cost of the Tri-Rail Station Improvements or the Cost of the Tri-Rail Trackage Improvements.

e.         failure of AAF and/or FECR to pay applicable insurance premium amounts or maintain applicable insurance coverage either of which shall constitute an immediate event of default.

f.          breach of a representation or warranty set forth in Section XXI.

4.      Upon the occurrence of any Event of Default set forth in Section IX.3 above, SFRTA shall have the right to pursue all remedies permitted by law against the defaulting party other than the right to suspend service of FECR or AAF or prevent their access to the Corridor and Viaduct/Station Segment. SFRTA’s election not to enforce its remedies upon an event of default shall not constitute a waiver.

5.      If AAF Lender fails to fund under the Loan and Security Agreement, AAF shall provide SFRTA ninety (90) days to obtain alternative financing and during that time, (a) SFRTA shall not be subject to any delay costs relating to the Tri-Rail Station Improvements and (b) SFRTA shall not be required to pay AAF the portion of construction invoices that were to be paid from the AAF Loan unless SFRTA receives payments under the Revenue Agreements during the ninety (90) day period in which it is seeking alternative financing, with it being understood that all invoices, subject to review and approval, shall remain due and owing to AAF.

X.    Term.

1.          Term of Agreement. The term of this Agreement shall be thirty (30) years from the Effective Date, and the Parties shall commence renegotiation of this Agreement in the twenty-seventh (27th) year of that Term, with the requirement that, if the Parties are unable to resolve all issues by the conclusion of the twenty-ninth (29th) year of the Term, any outstanding issues shall be referred to binding dispute resolution in accordance with Dispute Resolution Process. If the dispute remains unresolved by the end of the 30th year of the term, the Parties agree that the terms of this Agreement, as then currently amended, shall apply until such dispute is resolved thus avoiding a termination of this Agreement on the basis of failure to resolve said issues.

2.          Effective Date. This Agreement shall become effective on the date upon which the Agreement is executed by all Parties (the “Effective Date”). The obligations of the Parties to perform under this Agreement shall be determined in accordance with Section I. It is agreed that SFRTA may not start operations until Station/Track Availability.

3.          Termination. Termination of this Agreement shall not relieve or release any Party hereto from any obligation assumed or from any liability which may have arisen or been incurred by such Party under the terms of this Agreement prior to termination of the Agreement.

XI.           Dispute Resolution.

If not addressed by the Dispute Resolution Process described in Exhibit E, and if disputes cannot be resolved through discussions amongst the relevant Parties’ principals, the applicable Parties shall enter into arbitration governed by the American Arbitration Association rules whereby a single, neutral, mutually-agreed upon arbitrator shall hear the dispute. If the applicable Parties cannot mutually agree upon an arbitrator, they shall request a Miami-Dade County court to select a neutral arbitrator to hear the dispute. The arbitration hearing shall be completed within one-hundred twenty (120) days of the initial notice of arbitration and the arbitrator shall render a decision within forty-five (45) days thereafter.

In the event that either Party to the dispute believes that discovery is required prior to the submission of evidence in the proceeding, each Party shall be limited to: two (2) depositions, ten (10) interrogatories (including sub-parts) and ten (10) requests for admission. All such discovery shall be conducted on a schedule and in a manner that is designed to permit completion of the hearing and issuance of a decision by the arbitrator in accordance with the schedule described herein.

XII.          Assignment

FECR may assign its interest in this Agreement, the Easement Agreement and/or the Ancillary Agreements, to an affiliate or in connection with sale or transfer of all or substantially all of its shares or assets. AAF may assign (in whole or in part) its interest in this Agreement, the Easement Agreement, the Lease and/or the Ancillary Agreement(s) to an affiliate or in connection with sale or transfer of all or a portion of the property subject to the terms and conditions of this Agreement, the Ancillary Agreements, and the Easement Agreement and/or the Lease, as the Easement Agreement or Lease is applicable. AAF or FECR may sell the Corridor or the Viaduct/Station Segment provided that this Agreement and the Ancillary Agreements are assigned as a part of the sale. All assignments by FECR or AAF are subject to the assignee(s) agreeing to be bound by the terms of this Agreement, the Ancillary Agreement(s), the Easement and/or the Lease, as the Easement Agreement or Lease is applicable. SFRTA shall be provided written notice of any such assignment or sale by AAF or FECR in a reasonable time following same, but failure to do so shall not constitute a default. SFRTA may not sell or assign its rights under the Agreements or any rights granted in connection therewith, except to its successor or FDOT, as described in Section VIII.2.

XIII.        Compliance with Applicable Law and Rules.

The Parties each shall comply in all material respects with the provisions of all applicable federal, state and local laws, regulations and rules, including without limitation the Federal Locomotive Inspection Act, the Federal Safety Appliance Act, as amended, regulations or written directions issued from time to time by the FRA, and environmental laws and regulations, in each case relating to the operation, condition, inspection and safety of its trains, locomotives, rail cars and equipment while such trains, locomotives, rail cars, and equipment are being operated on, along and over the Corridor, the Viaduct/Station Segment, and into the MiamiCentral Station. As between or among the Parties hereto, each of the Parties shall bear responsibility for all fines and penalties imposed upon such Party or its parent corporation, subsidiaries or affiliates, or their respective directors, officers, agents and employees under such laws, rules and regulations by any public authority or court having jurisdiction, to the extent attributable to the failure of the Party to comply with its obligations under this Section XIII.

XIV.        Compliance with Combined Operating and Safety Rules.

In its use of the Corridor, the Viaduct/Station Segment and the MiamiCentral Station each of the Parties shall comply in all material respects with the safety rules and operating rules in the Combined Operating Rules, and the regulations, special instructions, bulletins and orders established by FECR in conjunction with AAF. The movement of trains providing Intercity Passenger Railroad Service, Commuter Railroad Service and Freight Railroad Service, including locomotives, rail cars, and rail equipment on, along and over the Corridor and Viaduct/Station Segment shall at all times be subject to the orders of the FECR. Such safety rules, operating rules, regulations, special instructions, bulletins and orders, and their application by FECR, shall not discriminate between trains operating in Intercity Passenger Railroad Service, Commuter Railroad Service and Freight Railroad Service; provided, however, that FECR’s dispatchers shall at all times comply with the dispatching priorities stated in Section II.3 of this Agreement. Neither FECR’s nor AAF’s nor SFRTA’s trains nor trains of any operator of Non-SFRTA Commuter Rail Service shall contain locomotives, rail cars or rail equipment that exceed the width, height, weight or other restrictions of the Corridor and Viaduct/Station Segment (as set forth in the operating rules and timetables established by FECR and AAF). No AAF or SFRTA or Non-SFRTA Commuter Rail Service train shall contain locomotives, rail cars or rail equipment that are subject to speed restrictions or other movement restrictions that would prevent such train from operating at the maximum authorized track speeds provided for in the applicable operating rules and timetables, without the prior consent of FECR. All AAF trains and SFRTA and Non-SFRTA Commuter Rail Service trains operating in revenue service shall be powered to permit operation at the maximum speeds for such trains as shown in the timetables published by AAF, FECR and SFRTA from time to time.

XV.         General.

1.          Force Majeure. The obligations, other than payment obligations, of the Parties to this Agreement shall be subject to force majeure, including flood, earthquake, hurricane, tornado or other severe weather or climate condition, riot, washout, explosion, Acts of God, acts of terrorism or public enemy, war, blockage, insurrection, vandalism or sabotage, fire, strike, lockout or labor dispute, embargoes or STB service orders, or governmental laws, orders or regulations, and other causes or circumstances beyond the control of a Party (in each case, a “Force Majeure Event”), but only as long as, and to the extent that, such Force Majeure Event shall reasonably prevent performance of such obligations by the affected Party. In the event that a Force Majeure Event impairs any Party’s ability to fulfill its obligations to another Party under this Agreement, said Party shall (i) promptly notify the other Parties of the existence and anticipated duration of such Force Majeure Event, and (ii) take all commercially reasonable measures to restore performance of its obligations in a timely manner. No Party shall have any liability to another Party for any loss or damage to the extent arising out of or resulting from any unplanned service interruption or delay due to Force Majeure Events for the duration of such service interruption or delay. FECR shall promptly advise the designated officers of AAF and SFRTA of the resumption of normal service on the Corridor.

2.          Liens.

a.          AAF shall have the right to create, or suffer the creation of, mortgages, liens and encumbrances on (i) the Corridor, Viaduct/Station Segment and MiamiCentral Station and (ii) any rail, ties, ballast, switches and crossovers, other track material, signals and communications facilities, utilities, structures, and/or improvements (including, without limitation, platforms, stairways, escalators, and elevators) constructed or placed on the Station and owned by AAF, in each case as reasonably necessary or desirable or legally required in connection with financing arrangements to which AAF is a party. If any mechanic’s, materialman’s or similar lien is filed against the Corridor and/or Viaduct/Station Segment on account of, in connection with or as a result of (i) the construction, installation, maintenance, modification or relocation of any rail, ties, ballast, switches and crossovers, other track material, signals and communications facilities, utilities, structures, and/or improvements constructed or placed on the MiamiCentral Station by AAF, or (ii) the operation of Passenger Service on the Corridor or Viaduct/Station Segment, and the underlying obligation is an obligation of AAF under this Agreement, then AAF shall promptly take all necessary action to remove or bond over such lien at no cost to FECR and SFRTA, and AAF shall indemnify, defend and hold harmless FECR and SFRTA, and their respective affiliates, officers, directors, managers, agents, employees and representatives from and against any claim, liability, costs (including reasonable attorneys’ fees), suits and causes of action arising from or related to the lien and removal thereof.

b.          FECR shall have the right to create, or suffer the creation of, mortgages, liens and encumbrances on any rail, ties, ballast, switches and crossovers other track material, signals and communications facilities, utilities, structures, and/or improvements constructed or placed on the Corridor and owned by FECR, as reasonably necessary or desirable or legally required in connection with financing arrangements to which FECR is a party. If any mechanic’s, materialman’s or similar lien is filed against the Corridor on account of, in connection with or as a result of (i) the construction, installation, maintenance, modification or relocation of any rail, ties, ballast, switches and crossovers, other track material, signals and communications facilities, utilities, structures, and/or improvements constructed or placed on the Corridor by FECR, or (ii) the operation of Freight Railroad Service on the Corridor, and the underlying obligation is an obligation of FECR under this Agreement, then FECR shall promptly take all necessary action to remove or bond over such lien at no cost to AAF or SFRTA, and FECR shall indemnify, defend and hold harmless AAF, SFRTA and their respective affiliates, officers, directors, managers, agents, employees and representatives from and against any claim, liability, costs (including reasonable attorneys’ fees), suits and causes of action arising from or related to the lien and removal thereof.

c.          If any mechanic’s, materialman’s or similar lien is filed against the Corridor, the Viaduct/Station Segment or the MiamiCentral Station on account of, in connection with or as a result of (i) the construction, installation, maintenance, modification or relocation of any rail, ties, ballast, switches and crossovers, other track material, signals and communications facilities, utilities, structures, and/or improvements constructed or placed on the Corridor, the Viaduct/Station Segment or at the MiamiCentral Station by SFRTA, or (ii) the operation of Commuter Railroad Service on the Corridor or the Viaduct/Station Segment or at the MiamiCentral Station, and the underlying obligation is an obligation of SFRTA under this Agreement, then SFRTA shall promptly take all necessary action to remove or bond over such lien at no cost to AAF and FECR, and SFRTA shall indemnify, defend and hold harmless AAF, FECR and their respective affiliates, officers, directors, managers, agents, employees and representatives from and against any claim, liability, costs (including reasonable attorneys’ fees), suits and causes of action arising from or related to the lien and removal thereof.

d.          SFRTA shall not be permitted to mortgage or place, or permit the placement of, a lien of any nature on the Corridor or the Viaduct/Station Segment.

XVI.        Financing of the Tri-Rail Improvements.

1.         SFRTA will pay for the Cost of Tri-Rail Trackage Improvements and the Cost of Tri-Rail Station Improvements, subject to the terms of this Agreement and the Ancillary Agreement(s).

2.          In the event some or all of the monies owed pursuant to the Revenue Agreements are not available to pay invoices received from AAF, as described herein, during the construction of the Tri-Rail Station Improvements, or upon completion of same, SFRTA will enter into the Loan Agreement as described herein. Specifically, an AAF affiliate (“AAF Lender”) or a third-party lender (“Third-Party Lender”) will finance SFRTA’s debt for the Tri-Rail Station Improvements through a separate financing agreement in an amount of approximately $48,630,000 (the “Loan Agreement”). The terms of the Loan Agreement with the AAF Lender will include an interest rate on the Loan of zero percent (0%) until Final Acceptance of the Tri-Rail Station Improvements, and then 9.65 percent (9.65%) per annum over the remainder of the Loan Term, as defined in the Loan Agreement with the AAF Lender, with SFRTA’s potential financing costs under the Loan Agreement with the AAF Lender capped at no more than One Million Five Hundred Thousand and no/100 Dollars ($1.5 million) for one (1) year after Final Acceptance (the “Interest Amount”). The Loan Term shall not be less than one (1) year after Final Acceptance, but not longer than three (3) years after Final Acceptance. In the event SFRTA enters into the Loan Agreement with a Third-Party Lender, the terms of that Loan Agreement will apply. In the event SFRTA refinances the AAF Loan, SFRTA shall pay the AAF Lender the outstanding balance of the Loan and all accrued interest owed at the time of refinancing. In that event, SFRTA shall have no further obligation to AAF or the AAF Lender for any portion of the Interest Amount that was not part of the accrued interest owed at the time of refinancing.

3.         SFRTA will use the proceeds of the Revenue Agreements, the Loan Agreement (if needed) and SFRTA funds to pay any monies owed to AAF during the construction, or upon completion, of the Tri-Rail Station Improvements (subject to the limitation in Section XVI. No monies received shall be paid until SFRTA has been provided with the documents listed on Exhibit B to the Development Agreement and AAF identifying the Tri-Rail Station Improvements completed for which repayment is sought. For any construction invoice, or portion thereof, in which SFRTA is to use SFRTA funds to pay, AAF and SFRTA agree that the Local Government Prompt Payment Act timeframes shall apply. For any construction invoice, or portion thereof, in which SFRTA is to use the proceeds from either the Revenue Agreements or the Loan Agreement, SFRTA shall have ninety (90) days to pay such construction invoice, which allows both the entity under the Revenue Agreement and the SFRTA to be afforded sufficient time for payment of the construction invoices or portion thereof from such sources. Notwithstanding any other provision to the contrary in this Agreement, if SFRTA fails to pay the invoice within the applicable time frame SFRTA will be charged a five (5%) percent late fee on the unpaid invoice. The Parties agree that SFRTA and AAF will work jointly to diligently seek amendments to the Revenue Agreements to address processing construction invoices on a monthly basis, and to relieve SFRTA of any repayment obligation under the Revenue Agreements in the event of a default by AAF that results in SFRTA’s inability to provide the SFRTA Commuter Rail Service and the Tri-Rail Station Improvements and an assignment provision in all of the Revenue Agreements to permit the applicable lender to seek enforcement of any applicable Revenue Agreements if there is a default by any of the funding entities pursuant to the Revenue Agreements. In the event the Loan Agreement is with the Third-Party Lender, AAF will not be responsible for the payment of any interest owed pursuant to that Loan Agreement.

In the event a party to the Revenue Agreements (not SFRTA) defaults, SFRTA shall be liable to AAF for the pass-through of all monies received pursuant to any Revenue Agreements, but shall have no liability for the underfunded portion of the Tri-Rail Station Improvements or the Loan Agreement (if from an AAF Lender) resulting from the default by the other party to the Revenue Agreement or revenues not received pursuant to the Revenue Agreements due to lower than estimated tax increment revenues generated from future improvements on the MiamiCentral Project and, which underfunded portion exists at the expiration of any Revenue Agreement. In the event of a default of any Revenue Agreement, SFRTA shall send a demand letter to the defaulting party(ies) and, upon the request of the applicable lender (AAF or Third-Party Lender), SFRTA shall assign its rights to enforce the applicable Revenue Agreement(s) to the applicable lender. SFRTA shall cooperate with the applicable lender, which shall not be interpreted to mean that SFRTA is undertaking any financial obligation not otherwise specified herein, and the lender’s efforts to address the default(s), but shall have no obligation, financial or otherwise, to participate in any type of dispute resolution, including mediation, arbitration or litigation. In the Event of Default by AAF that results in SFRTA not being able to operate the SFRTA Commuter Railroad Service or not receiving the Tri-Rail Station Improvements, SFRTA shall not be liable for any money borrowed up to and including the date of the AAF default.

XVII.      Notices.

Any notices or communications hereunder shall be in writing and delivered personally, by national overnight courier, via facsimile or electronic mail (provided that, in conjunction with facsimile or electronic mail notice, such notice also is promptly sent in accordance with one of the other foregoing methods), addressed to the Parties at the addresses listed below, or to such other addresses as a Party may from time to time designate in writing in accordance with this Section XVII. Notices shall be deemed received upon actual receipt of the notice by the party being sent the notice.

If to FECR, to:

Florida East Coast Railway, L.L.C.
Attention: Vice President - Engineering
7411 Fullerton Street, Suite 300
Jacksonville, FL 32256

With a copy to:

Florida East Coast Railway, L.L.C.
Attention: General Counsel
7411 Fullerton Street, Suite 300
Jacksonville, FL 32256

If to AAF, to:

All Aboard Florida- Operations LLC
c/o Florida East Coast Industries, Inc.
Attention: General Counsel
2855 Lejeune Road, 4th Floor
Coral Gables, Florida 33134

If to SFTRA:

South Florida Regional Transportation Authority (SFRTA)
800 N.W. 33rd Street
Pompano Beach, Florida 33064
Attn: Executive Director

With a copy to:

South Florida Regional Transportation Authority (SFRTA)
800 N.W. 33rd Street
Pompano Beach, Florida 33064
Attn: General Counsel

Any Party may provide changes to its address or addresses by furnishing notice of such change to the other Parties in the same manner as provided above for all other notices.

XVIII.     Casualty Losses.

In the event that any portion of the Corridor, Viaduct/Station Segment or MiamiCentral Station is damaged or destroyed by any incident or occurrence not covered by Section VIII, including without limitation, flood, fire, civil disturbance, vandalism, earthquake, storm, sabotage or act of God, then unless the Parties mutually agree in writing not to repair or replace such portion of the Corridor, Viaduct/Station Segment, or MiamiCentral Station, FECR or AAF, as applicable, shall either: (i) repair, or cause to be repaired, that portion of the Corridor, Viaduct/Station Segment or MiamiCentral Station so damaged or destroyed to substantially the same condition as existed prior to such incident or occurrence; or (ii) replace, or cause to be replaced, such portion with property of like kind, condition or quality. The cost and expense of such repair or replacement that is not covered by insurance shall be apportioned between the Parties as follows: (i) the cost and expense of any repair or replacement required for the exclusive use or benefit of one Party shall be borne and paid entirely by the Party for whose exclusive use or benefit such repair or replacement is made; (ii) the cost and expense of any repair or replacement required for the exclusive use or benefit of two Parties shall be borne and paid equally by those two Parties; or (iii) the cost and expense of any repair or replacement required for the use or benefit of all three Parties shall be borne and paid equally by all three Parties. For the purposes of this Section, the use by the Non-SFRTA Commuter Rail Operator shall be included in the costs borne by AAF.

XIX.       Capital Improvements.

1.         Mandated Capital Improvements. If any additional capital improvements to the Corridor and/or the Viaduct/Station Segment (including additional main line tracks, passing sidings, signals or communications facilities, switches and crossovers, and other facilities) shall be required by any law, rule, regulation or ordinance promulgated by any governmental entity having jurisdiction following the commencement of Intercity Passenger Railroad Service and/or Commuter Railroad Service on, along and over the Corridor or the Viaduct/Station Segment (collectively, “Mandated Capital Improvements”), then such Mandated Capital Improvements shall be constructed, installed or placed on, along and over the Joint Infrastructure. Mandated Capital Improvements shall be constructed, installed or placed on, along and over the Corridor by FECR and over the Viaduct/Station Segment by AAF, and the cost and expense thereof shall be apportioned between the Parties and the operator of Non-SFRTA Commuter Railroad Service in the following manner: (i) the cost and expense of Mandated Capital Improvements that are required, or are used or useful, solely in connection with Intercity Passenger Railroad Service shall be borne entirely by AAF; (ii) the cost and expense of Mandated Capital Improvements that are required, or are used or useful solely in connection with, Freight Railroad Service shall be borne entirely by FECR; (iii) the cost and expense of Mandated Capital Improvements that are required, or are used or useful solely in connection with, Commuter Railroad Service provided by SFRTA shall be borne entirely by SFRTA; (iv) the cost and expense of Mandated Capital Improvements that are required, or are used or useful solely in connection with, Non-SFRTA Commuter Railroad Service shall be borne entirely by AAF or its designee; (v) the cost and expense of Mandated Capital Improvements that are required, or are used and useful solely in connection with, more than one of the services (i.e., Intercity Passenger and Freight; Intercity Passenger and SFRTA Commuter; Intercity Passenger and Non-SFRTA Commuter Railroad Service; Freight and SFRTA Commuter; or Freight and Non-SFRTA Commuter Railroad Service) shall be allocated equally between or among the Parties providing such service; (vi) the cost and expense of Mandated Capital Improvements that are required, or are used or useful in connection with, three forms of service shall be allocated equally among all three Parties; and (vii) the cost and expense of Mandated Capital Improvements that are required, or are used or useful in connection with, all four forms of service shall be allocated equally among AAF, FECR, SFRTA and the Non-SFRTA Commuter Railroad Service Operator (with AAF or its designee being solely liable for any allocation applicable to the Non-SFRTA Commuter Railroad Service Operator). Upon being placed into service, such Mandated Capital Improvements shall become a part of the Corridor, the Viaduct/Station Segment and/or the MiamiCentral Station.

2.         Replacement Capital Improvements. In fulfilling its responsibility to repair and maintain the Corridor and, if applicable, the Viaduct/Station Segment, FECR may from time to time propose capital improvements, including without limitation rehabilitating, replacing or renewing rail, ties, ballast, switches and crossovers, other track material, structures, and/or improvements (collectively, “Replacement Capital Improvements”), to the Corridor or Viaduct/Station Segment as may in its reasonable judgment be necessary or desirable to support the continued efficient and economical movement of passenger and/or freight trains on, along and over the Corridor or Viaduct/Station Segment and/or to maintain the operating speeds and schedules contemplated by this Agreement. AAF and SFRTA shall also have the right to propose such Replacement Capital Improvements. FECR, AAF or SFRTA (as applicable) shall present such proposed Replacement Capital Improvements to the other Parties. Such Replacement Capital Improvements shall be approved if the Parties agree, in their reasonable judgment, that such improvements are necessary or desirable to support the efficient and economical movement of Intercity Passenger, Commuter Railroad and/or Freight trains on, along and over the Joint Infrastructure, and/or to maintain the operating speeds, schedules and transit times contemplated by this Agreement. FECR may, in its discretion, determine the priority and timing of implementing such Replacement Capital Improvements; provided, however, that FECR shall not, without the prior approval of AAF and SFRTA, exceed the budget for capital improvements approved for any calendar year. The cost and expense of Replacement Capital Improvements shall be apportioned in a manner mutually agreed by the Parties, which shall take into account the presence of Non-SFRTA Commuter Rail Operator, if any, and the units related to which shall not be apportioned to SFRTA. If the Parties cannot agree upon an apportionment of the costs of such Replacement Capital Improvements, then the manner in which the cost and expense of such Replacement Capital Improvements is apportioned shall be determined in accordance with the procedures set forth in Exhibit E. FECR shall cause or arrange the construction, installation or placement of Replacement Capital Improvements in a manner, and at such times, as will not unreasonably interfere with the Intercity Passenger Railroad Service of AAF, the Commuter Railroad Service of SFRTA or the Freight Railroad Service of FECR, respectively.

XX.         Abandonment and Sale of the Corridor.

1.         Subject to obtaining any required regulatory approval or exemption, each Party shall have the right at any time during the term of this Agreement to abandon or discontinue Freight Railroad Service, Commuter Railroad Service or Intercity Passenger Railroad Service (as applicable) on, along and over all or any portion of the Corridor, the Viaduct/Station Segment or the MiamiCentral Station.

2.         In the event that AAF abandons or discontinues Intercity Passenger Railroad Service and/or terminates or causes the termination of Non-SFRTA Commuter Railroad Service on, along and over all or any portion of the Corridor or Viaduct/Station Segment and MiamiCentral Station, AAF shall continue to make such portion of those facilities available to the other Parties at such other Parties’ option pursuant to the terms hereof, and this Agreement shall continue to apply in all respects to such portion of such for so long as the other Parties desire to continue using it and shall maintain such portion of those facilities in a manner such that it does not interfere with the other Parties ability to provide their respective service. In the event that an applicable AAF financing agreement (except the Loan Agreement) requires the sale, dismantling or other disposition of a segment of such infrastructure upon abandonment or discontinuance of Intercity Passenger Railroad Service on, along and over such segment, then AAF may sell, dismantle or otherwise dispose of such segment of such infrastructure; provided, that sufficient rail ties, ballast, switches and crossovers, other track material, signals and communications facilities, utilities, structures, and other improvements remain to enable FECR and SFRTA to continue to provide uninterrupted Freight Railroad Service or Commuter Railroad Service, respectively, in the same manner and under the same conditions as prior to any such sale, dismantling or other disposition.

3.          In the event that FECR abandons or discontinues Freight Railroad Service on, along and over all or any portion of the Corridor, FECR shall continue to make such portion of the Corridor available to the other Parties at such other Parties’ option pursuant to the terms hereof, and this Agreement shall continue to apply in all respects to such portion of such for so long as the other Parties desire to continue using it. In the event that an applicable FECR financing agreement requires the sale, dismantling or other disposition of a segment of the Corridor , upon abandonment or discontinuance of Freight Railroad Service, on, along and over such segment, then FECR may sell, dismantle or otherwise dispose of such segment of such infrastructure; provided, that sufficient rail ties, ballast, switches and crossovers, other track material, signals and communications facilities, utilities, structures, and other improvements remain to enable AAF and SFRTA to continue to provide uninterrupted Intercity Passenger Railroad Service or Commuter Railroad Service, respectively, in the same manner and under the same conditions as prior to any such sale, dismantling or other disposition.

4.          Notwithstanding the limitation described in Section III.1.c, above, if SFRTA suspends provision of the SFRTA Commuter Rail Service for a continuous period of two (2) or more years during the earlier of the (i) first eighteen (18) years following the initiation of SFRTA Commuter Rail Service on the Corridor and the Viaduct/Station Segment or (ii) the time period when the bonds issued by SEOPW CRA and/or the City of Miami are outstanding, AAF shall have the right to permit a Non-SFRTA Commuter Railroad Service Operator that is providing service on behalf of a public entity for a public purpose to use the Tri-Rail Improvements, including but not limited to, the SFRTA Exclusive Tracks or the portion of the Tri-Rail Station Improvements that are designated for SFRTA’s exclusive use. If SFRTA recommences the SFRTA Commuter Rail Service prior to the expiration of the two (2) year period, SFRTA shall be required to pay any and all unpaid Overall Maintenance Costs, MiamiCentral Station Common Area Maintenance Costs, utility costs and any and all costs incurred by AAF during such suspension period to maintain SFRTA Exclusive Tracks or other areas exclusive to SFRTA (“Suspension Maintenance Costs”), together with interest at twelve (12%) percent annually from the time of such payments. If AAF has operated the Non-SFRTA Commuter Rail Service from the SFRTA Exclusive Tracks or the portion of the Tri-Rail Station Improvements that are designated for SFRTA’s exclusive use and received compensation for any portion of the Suspension Maintenance Costs incurred during the period of suspension (“Credit Amount”), SFRTA shall be required to pay the Suspension Maintenance Costs less the Credit Amount, including applicable interest, prior to being granted access to recommence SFRTA Commuter Rail Service. After the expiration of the two (2) year period, SFRTA shall not be entitled to recommence SFRTA Commuter Rail Service without the consent of AAF which consent may be denied, conditioned or withheld in its sole discretion. In the event of any such suspension of service, SFRTA shall have no obligations to pay for Suspension Maintenance Costs or associated interest during the suspension, but shall not be entitled to recommence SFRTA Commuter Rail Service until paid pursuant to the terms of this Section. SFRTA shall be responsible for the reduced insurance and indemnification obligations provided in Section VIII herein during any suspension.

In no event shall SFRTA’s rights as holder of the Easement Agreement and/or Lease described in this Agreement terminate except by Agreement of all of the Parties to such Lease and/or Easement Agreement, except those rights shall no longer be exclusive as described herein if SFRTA fails to recommence SFRTA Commuter Railroad Service prior to the expiration of the two (2) year period and SFRTA shall only be entitled to recommence SFRTA Commuter Rail Service as set forth above.

XXI.       Representations and Warranties.

1.         AAF’s Representations and Warranties. AAF represents and warrants that as of the date hereof, and as of the date of execution of this Agreement:

a.          Good Standing. AAF is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and authorized to do business in the State of Florida.

b.          Authority. AAF has the power and authority to enter into this Agreement, the Lease, the Easement Agreement, and all of the Ancillary Agreements (as applicable) and, subject to any necessary regulatory authority, to carry out the obligations of AAF under this Agreement, the Lease, the Easement Agreement and all of the Ancillary Agreements.

c.          Binding Agreement. This Agreement has been duly authorized, executed and delivered by AAF and is a legal, valid and binding agreement of AAF, enforceable against AAF in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or at law). Neither the execution and delivery of this Agreement by AAF, the consummation by AAF of the transactions contemplated thereby, nor compliance or performance by AAF with any of the provisions thereof does or will violate any judgment, order, law or regulation applicable to AAF or any provisions of AAF’s certificate of organization, or result in any material breach of, or constitute a material default under any agreements to which AAF is a party or by which any of the Corridor, the Viaduct/Station Segment or the MiamiCentral Station is bound.

d.          Non-Carrier Status. As of the date of execution of this Agreement, AAF is not a rail carrier providing transportation subject to the jurisdiction of the STB and has not received any notice from the STB that the STB is pursuing a determination, or has determined, that AAF is a rail carrier subject to the jurisdiction of the STB.

2.         FECR’s Representations and Warranties. FECR represents and warrants that as of the date hereof, and as of the date of execution of this Agreement:

a.          Good Standing. FECR is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida.

b.         Authority. FECR has full corporate power and authority to enter into this Agreement, the Easement Agreement and all of the Ancillary Agreements to which it is a party and, subject to any necessary regulatory authority, to carry out the obligations of FECR under this Agreement, the Easement Agreement and all of the Ancillary Agreements to which it is a party.

c.          Binding Agreement. This Agreement has been duly authorized, executed and delivered by FECR and is a legal, valid and binding agreement of FECR, enforceable against FECR in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or at law). Neither the execution and delivery of this Agreement by FECR, the consummation by FECR of the transactions contemplated thereby, nor compliance or performance by FECR with any of the provisions thereof does or will violate any judgment, order, law or regulation applicable to FECR or any provisions of FECR’s certificate of organization, or result in any material breach of, or constitute a material default under any agreements to which FECR is a party or by which any of the Corridor, the Viaduct/Station Segment or the MiamiCentral Station is bound.

3.         SFRTA’s Representations and Warranties. SFRTA represents and warrants that as of the date hereof:

a.          Good Standing. SFRTA is a regional transportation authority duly organized, validly existing, and in good standing under the laws of the State of Florida.

b.          Authority. SFRTA has full power and authority to enter into this Agreement, the Lease, the Easement Agreement, the Loan Agreement and all of the Ancillary Agreements and, subject to any necessary regulatory authority, to carry out the obligations of SFRTA under this Agreement, the Lease, the Easement Agreement, the Loan Agreement and all of the Ancillary Agreements, including, but not limited to, the obligation to indemnify and to obtain and maintain the SFRTA Insurance Program.

c.           Binding Agreement. This Agreement has been duly authorized, executed and delivered by SFRTA and is a legal, valid and binding agreement of SFRTA, enforceable against SFRTA in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or at law). Neither the execution and delivery of this Agreement by SFRTA, the consummation by SFRTA of the transactions contemplated thereby, nor compliance or performance by SFRTA with any of the provisions thereof does or will violate any judgment, order, law or regulation applicable to SFRTA or any provisions of SFRTA’s statutory authority, or result in any breach of or constitute a default under any agreements to which SFRTA is a party.

d.           Non-Carrier Status. As of the date of execution of this Agreement, SFRTA is not a rail carrier providing transportation subject to the jurisdiction of the United States Surface Transportation Board.

e.           SFRTA Indemnities Not Inconsistent with Law. None of SFRTA’s indemnities contained in this Agreement are inconsistent with or in contravention of applicable law as of the date of this Agreement.

4.         Accuracy as of Date of Execution. All representations and warranties by the respective parties contained herein (as updated) are intended to remain true and correct as of the date of execution of this Agreement. In the event a party has knowledge that a representation and warranty in this Article XXI is no longer true and correct after the date of execution of this Agreement, such party shall immediately give the other parties written notice of such variance.

XXII.      Miscellaneous.

1.         The terms and conditions of this Agreement shall not supersede the terms and conditions of the April 25, 2014 letter to, and acknowledged by, Vincent Signorello, on behalf of Florida East Coast Industries, LLC, from Jack Stephens on behalf of SFRTA (the “Letter”), in the event that AAF pursues a RIFF Loan (as defined in the Letter). A copy of the Letter is attached to this Agreement as Exhibit L.

2.        Subject to the dispatching priority described in Section II.3, of this Agreement, AAF and FECR shall be permitted to grant rights to other carriers for operations over the Corridor. Unless otherwise stated in Section II.3, the grantee of the applicable Party shall have the same priority as the granting Party that, subject to applicable law, does not unreasonably interfere with the operation of the SFRTA Commuter Railroad Service on the Corridor. SFRTA shall not be permitted to grant third-party operating rights over the Corridor.

3.         Additions. Both FECR and AAF shall have the right to construct such additions and betterments on the Corridor and AAF shall have the right to construct such additions and betterments on the Viaduct/Station Segment and at the MiamiCentral Station provided, however, such additions and betterments shall not unreasonably interfere with the SFRTA Commuter Rail Service. In addition, and in recognition of FECR’s common carrier obligation to provide service to shippers upon reasonable request, if FECR receives a request to provide service to a shipper and the provision of that service will unreasonably interfere with the operation of the SFRTA Commuter Railroad Service, the Parties shall meet and confer and use all commercially reasonable efforts to develop a means for FECR to provide such service to such a shipper that will reduce, to the fullest extent possible, the interference with the operation of the SFRTA Commuter Rail Service. If the Parties cannot agree upon a solution as described in the previous sentence, they shall submit the matter to a neutral individual mediator whose decision, if not acceptable to both Parties, shall be submitted to the STB with a request for determination of whether the recommended course of conduct will allow FECR to fulfill its common carrier obligation.

4.         Property Taxes. SFRTA shall cooperate with AAF and FECR in establishing SFRTA’s government ownership or other property rights in the Easement Agreement and the Tri-Rail Improvements, as applicable, to the extent such ownership or property rights have been granted by AAF or FECR, so that no property taxes shall be payable by SFRTA or AAF on the portion of improvements owned by SFRTA.

5.         Ticket Vending System. In the event that SFRTA secures a new ticket vending system to replace its current ticket vending system that is in place as of the date of this Agreement, SFRTA will use all commercially reasonable efforts to configure such new ticket vending system so that commuters can jointly purchase both SFRTA and AAF tickets with it being understood that SFRTA and AAF will develop a system for revenue distribution. Notwithstanding the foregoing, SFRTA and AAF acknowledge and agree that any such arrangement will be structured in such a way as to avoid any determination by the STB that SFRTA or AAF has become a rail carrier providing transportation subject to the jurisdiction of the STB by virtue of its participation in any such arrangement.

6.         Exhibits. All Exhibits are attached hereto and incorporated herein.

7.         Cooperation with Audits. AAF and FECR agree to cooperate with SFRTA regarding any audits and/or reviews it is required to undertake by law or pursuant to any agreements relating to the Commuter Railroad Service provided to SFRTA pursuant to this Agreement.

8.         Amendment or Waiver. This Agreement may be amended or modified at any time and in any and all respects only by an instrument in writing executed by all of the Parties. In each instance in which any Party is entitled to enforce any right or benefit under this Agreement, that Party may: (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereunder; and/or (ii) waive, in whole or in part, compliance with any of the terms and conditions of this Agreement by such other Party. Any agreement on the part of any Party to grant any such extension or waiver shall be valid only if set forth in an instrument in writing signed and delivered on behalf of that Party. Neither the failure on the part of any Party to exercise nor any delay in exercising any exception, reservation, right, privilege, license, remedy or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any exception, reservation, right, privilege, license, remedy or power under this Agreement preclude any other or further exercise of the same or of any other exception, reservation, right, privilege, license, remedy or power, nor shall any waiver of any exception, reservation, right, privilege, license, remedy or power with respect to any occurrence be construed as a waiver of such exception, reservation, right, privilege, license, remedy or power with respect to any other occurrence.

9.         Governing Law. The laws of the State of Florida shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties hereto except to the extent that Federal law supersedes or preempts such state law. Venue for legal proceedings under this Agreement shall be in Miami-Dade County, Florida.

10.       Entire Agreement. This Agreement, together with the Ancillary Agreements, supersedes all previous oral and written agreements between and representations by or on behalf of the Parties, and constitutes the entire agreement of the Parties with respect to the subject matter hereof.

11.       Severability. If any provision of this Agreement or the application thereof to any Party hereto or to any circumstance shall be determined by a court of competent jurisdiction to be invalid or unenforceable to any extent or for any reason, the remainder of this Agreement or the application of the provisions thereof to such Party or circumstance, other than those determined to be invalid or unenforceable, shall not be affected thereby and shall be enforced to the fullest extent permitted by law. In such event, the Parties shall promptly enter into such other agreement(s) as their respective legal counsel may deem appropriate in order to replace such invalid or unenforceable provisions in a manner that produces a result which is substantially equivalent to the terms of this Agreement in all material respects.

12.       Joint Venture. Nothing herein shall be interpreted as creating an association, partnership, joint venture or other joint undertaking between or among AAF, FECR and/or SFRTA.

13.       Interpretation. The Parties acknowledge that the language used in this Agreement was developed, negotiated and chosen by all Parties and expresses their mutual intent, and that, in interpreting this Agreement, no rule of strict construction shall be applied in favor of or against any Party hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto set their hands and official seals the day and year first above written:

SOUTH FLORIDA REGIONAL TRANSPORTATION AUTHORITY

ATTEST:		SOUTH FLORIDA REGIONAL TRANSPORTATION AUTHORITY, an agency of the State of Florida

By:	/s/ Jack L Stephens
	Jack L Stephens, Executive Director	By:	[ILLEGIBLE]
Approved by General Counsel as to legal form and sufficiency:			Commissioner Steven Abrams
SERTA Board Member
/s/ Teresa J. Moore
Teresa J. Moore, Esq. General Counsel

ALL ABOARD FLORIDA- OPERATIONS LLC

/s/ Brenaa Johnson	All Aboard Florida – Operations LLC, a Delaware limited liability company
Brenaa Johnson
/s/ Jessica Perez	By:	/s/ P. Michael Reininger
Jessica Perez		P. Michael Reininger, President

	Dated	8/1/16

FLORIDA EAST COAST RAILWAY, L.L.C.

/s/ Sandy Kelley	FLORIDA EAST COAST RAILWAY, L.L.C, a Florida limited liability company

/s/ Robert Ledoux	By:	/s/ James R. Hertwig
James R. Hertwig, President

	Dated	8/8/16